SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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o Preliminary Proxy Statement	o Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
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o Soliciting Material Pursuant to Rule 14a-12

ALLEGIANT TRAVEL COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ALLEGIANT TRAVEL COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 21, 2023

To the stockholders of Allegiant Travel Company:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Allegiant Travel Company (the "Company") will be held at our company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144 on Wednesday, June 21, 2023 at 9:00 a.m. local time, for the following purposes:

(1)To elect Directors;

(2)To vote on a proposal to approve, on an advisory basis, the compensation of our named executive officers;

(3)To vote, on an advisory basis, on the frequency of future votes on executive compensation;

(4)To ratify the selection by the audit committee of our board of directors of the firm KPMG LLP as our independent registered public accountants for the year ending December 31, 2023;

(5)To consider and vote on a stockholder proposal; and

(6)To transact such other business as may properly come before the meeting.

Holders of the Common Stock of record at the close of business on April 24, 2023 will be entitled to notice of and to vote at the meeting. A list of stockholders will be available at the annual meeting.

It is important that your shares be represented at the annual meeting to ensure the presence of a quorum. Whether or not you expect to be present in person at the meeting, please vote your shares by signing and dating the accompanying proxy and returning it promptly in the enclosed postage paid reply envelope. You may also vote by telephone from the United States, or through the Internet, using the instructions on the proxy card. We encourage you to vote via telephone or the Internet to help save on postage costs. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective and sustainable way for us to provide you with electronic versions of the proxy materials and annual reports.

By Order of the Board of Directors,
Robert B. Goldberg
Secretary
April 28, 2023
Las Vegas, Nevada

ALLEGIANT TRAVEL COMPANY
1201 N. TOWN CENTER DRIVE
LAS VEGAS, NEVADA 89144
(702) 851-7300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 21, 2023

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our board of directors to be voted at the annual meeting of our stockholders to be held on June 21, 2023, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of stockholders. Our annual meeting of stockholders will be held at our company headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, on Wednesday, June 21, 2023, at 9:00 a.m. local time. This proxy statement and accompanying form of proxy will be first sent or given to our stockholders on or about May 10, 2023. Our annual report for the year ended December 31, 2022, is being sent to each stockholder of record along with this proxy statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, our stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, an advisory vote on executive compensation, an advisory vote on the frequency of future stockholder votes on executive compensation, ratification of our independent registered public accountants, and a stockholder proposal. In addition, our management will respond to questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 24, 2023, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first come, first served basis. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had 18,429,004 shares of common stock outstanding. Abstentions are included in the shares present at the meeting for purposes of determining whether a quorum is present. Broker non-votes (when shares are represented at the meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are also included in the determination of the number of shares represented at the meeting for purposes of determining whether a quorum is present.

How do I vote?

To vote, you may complete and return a written proxy card. You may also vote by telephone from the United States, or through the Internet, using the instructions on the proxy card. We encourage you to vote via telephone or the Internet to help save on postage costs and sustainably manage resources. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with electronic versions of the proxy materials and annual reports and helps us sustainably manage resources.

You can also vote in person at the meeting, and submitting your voting instructions by proxy card will not affect your right to attend and vote. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have voted by written proxy card, you may change your vote at any time before the proxy is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Allegiant Travel Company, 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention: Robert B. Goldberg, Secretary.

What are the recommendations of our board of directors?

Unless you give other instructions when voting, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board recommends a vote FOR election of the nominated slate of directors, FOR approval of the advisory vote of the compensation of our named executive officers, FOR approval of an annual vote for future advisory votes on executive compensation, FOR the ratification of KPMG LLP as our independent registered public accountants, and AGAINST the stockholder proposal.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?

The governing documents of the corporation have never required a supermajority vote. The vote required for each item is discussed below.

Election of Directors. Our By-Laws require that in an uncontested election, each director must be elected annually by a majority of votes cast with respect to that director. This means that the number of votes “for” a director must exceed the number of votes “against” that director. In the event a nominee for director receives more “against” votes for his or her election than “for” votes, the board must consider such director’s resignation after consideration and a recommendation by the nominating and governance committee. The majority voting standard does not apply in the event the number of nominees for director exceeds the number of directors to be elected. In those circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of “for” votes, up to the total number of directors to be elected at the annual meeting, will be elected.

With regard to the election of directors, the board intends to nominate the eight persons identified as its nominees in this proxy statement. Because we have not received notice from any stockholder of an intent to nominate directors at the annual meeting, each of the directors must be elected by a majority of votes cast. For these purposes, abstentions and broker non-votes are not treated as votes cast with respect to a director and therefore will not be counted in determining the outcome of the election of directors.
Advisory Vote on Compensation of Named Executive Officers. The resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution. Abstentions and broker non-votes are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker non-votes will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Advisory Vote on Frequency of Future Votes on Executive Compensation. The option of one year, two years or three years receiving the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. Abstentions and broker non-votes will not have any effect on the proposal regarding the frequency of future advisory votes on executive compensation.

Ratification of Independent Registered Public Accountants. To approve the ratification of our independent registered public accountants, the resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the resolution. Abstentions and broker non-votes will not have any effect on the proposal to ratify the appointment of our independent registered public accountants.
Stockholder Proposal and Other Items. The stockholder proposal and any other item which may properly come before the meeting will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition of the proposal. Abstentions and broker non-votes will not have any effect on any such proposal.
Our management knows of no matter to be brought before the meeting other than the election of directors and those other items described in this proxy statement. If, however, any other matters properly come before the meeting, it is intended that the proxies will be voted as recommended by our board of directors or, if no recommendation is given, in accordance with the judgment of the person or persons voting such proxies.
How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone, email or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. This proxy statement and our annual report are available on our web site, www.allegiant.com.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table shows information known to us with respect to beneficial ownership of our common stock as of April 24, 2023 (or dates as otherwise noted), by (A) each director, (B) each of the executive officers named in the Summary Compensation Table beginning on page 27, (C) all executive officers and directors as a group and (D) each person known by us to be a beneficial owner of more than five percent of our outstanding common stock.

Each stockholder’s percentage ownership in the following table is based on 18,429,004 shares of common stock outstanding as of April 24, 2023.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
BlackRock, Inc. (1)	2,701,449	14.7%
Maurice J. Gallagher, Jr. (2)	2,387,787	13.0%
The Vanguard Group (3)	1,737,529	9.4%
T. Rowe Price Investment Management, Inc. (4)	1,590,165	8.6%

Named Executive Officers and Directors:
Maurice J. Gallagher, Jr. (2)	2,387,787	13.0%
Montie Brewer (5)	27,000	*
Linda Marvin (6)	18,000	*
Charles Pollard (7)	26,000	*
Gary Ellmer (8)	12,490	*
Ponder Harrison (9)	33,128	*
Sandra Morgan (10)	12,000	*
John Redmond (11)	341,400	1.9%
Scott Sheldon (12)	40,143	*
Gregory Anderson (13)	135,723	*
Robert P. Wilson III (14)	89,563	*
Scott DeAngelo (15)	98,334	*
All executive officers and directors as a group (14 persons) (16)	3,227,096	17.5%
* Represents ownership of less than one percent.

(1)Information is based on a Schedule 13G/Amendment No. 1 filed with the Securities and Exchange Commission on January 26, 2023, by BlackRock, Inc. The Schedule 13G/Amendment No. 1 reports that as of December 31, 2022, BlackRock, Inc. has sole voting power over 2,657,590 shares and sole dispositive power over 2,701,449 shares which are owned by various subsidiaries of BlackRock, Inc. with no subsidiaries (other than BlackRock Fund Advisors and iShares Core S&P Small-Cap ETF) beneficially owning more than five percent of our outstanding common stock. The address of this beneficial owner is 55 East 52nd Street, New York, NY 10055.
(2)The address of Maurice J. Gallagher, Jr., is 1201 N. Town Center Drive, Las Vegas, Nevada 89144. These shares include 211,000 shares of common stock held by two entities controlled by Mr. Gallagher. The shares also include 2,755 shares of restricted stock not yet vested. Of Mr. Gallagher's ownership, 900,000 shares are pledged under a line of credit agreement.
(3)Information is based on a Schedule 13G/Amendment No. 9 filed with the Securities and Exchange Commission on February 9, 2023, by The Vanguard Group as an investment adviser. The Schedule 13G/Amendment No. 9 reports that as of December 31, 2022, The Vanguard Group beneficially has shared voting power over 25,140 shares, sole dispositive power over 1,704,334 shares and shared dispositive power over 33,195 shares. The address of this beneficial owner is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2023, by T. Rowe Price Investment Management, Inc. as an investment advisor. The Schedule 13G reports that as of December 31, 2022, T. Rowe Price Investment Management, Inc. has sole voting power over 496,079 shares and sole dispositive power over 1,590,165 shares. The address of this beneficial owner is 101 E. Pratt Street, Baltimore, Maryland 21201.
(5)Includes 11,000 shares of restricted stock held by Mr. Brewer not yet vested as of the date of this proxy statement.
(6)Includes 11,000 shares of restricted stock held by Ms. Marvin not yet vested as of the date of this proxy statement.
(7)Includes 11,000 shares of restricted stock held by Mr. Pollard not yet vested as of the date of this proxy statement.
(8)Includes 11,000 shares of restricted stock held by Mr. Ellmer not yet vested as of the date of this proxy statement.
(9)Includes 11,000 shares of restricted stock held by Mr. Harrison not yet vested as of the date of this proxy statement.
(10)Includes 11,500 shares of restricted stock held by Ms. Morgan not yet vested as of the date of this proxy statement.
(11)Includes 124,500 shares of restricted stock held by Mr. Redmond not yet vested as of the date of this proxy statement and stock options to purchase 13,000 shares which are presently exercisable.
(12)Mr. Sheldon's ownership is as of April 13, 2023 and is based on reports from the firm which administers our restricted stock grants.
(13)Includes 117,695 shares of restricted stock held by Mr. Anderson not yet vested as of the date of this proxy statement and stock options to purchase 6,000 shares which are presently exercisable.
(14)Includes 83,517 shares of restricted stock held by Mr. Wilson not yet vested as of the date of this proxy statement and stock options to purchase 5,000 shares which are presently exercisable.
(15)Includes 97,552 shares of restricted stock held by Mr. DeAngelo not yet vested as of the date of this proxy statement and stock options to purchase 6,000 shares which are presently exercisable.
(16)See footnotes 2, 5-11, 13-15. Also includes 45,671 shares (including 36,413 shares of restricted stock not yet vested as of the date of this proxy statement) owned by three executive officers who are not named executive officers in this proxy statement. Excludes Mr. Sheldon who resigned as of April 1, 2023.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding options, warrants and other rights to acquire equity securities under our equity compensation plans as of December 31, 2022:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2) (3)
Equity compensation plans approved by security holders (1)	42,000	$265.00	1,295,300

(1)There are no securities to be issued under any equity compensation plans not approved by our security holders.
(2)The shares shown as being issuable under equity compensation plans exclude unvested restricted stock awards of 429,868 as all restricted stock awards are deemed to have been issued. This number includes shares granted under our 2016 Long-Term incentive Plan and 2022 Long-Term Incentive Plan.
(3)Our 2022 Long-Term Incentive Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant or restricted stock unit grant, will be counted at two times its number for purposes of the plan limit. As a result, a maximum of 647,650 shares of restricted stock are remaining for future issuance under the 2022 Long-Term Incentive Plan as of December 31, 2022.

Pledging Policy

The Company has not adopted any policy to restrict the ability of employees (including officers) or directors to hedge any equity ownership in the Company. As such, employees and directors may purchase financial instruments (including variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of Company equity securities. Any such transactions by our named executive officers or directors are disclosed in the footnotes to the stock ownership table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to transactions during 2022 and through the date of this statement, or written representations from certain reporting persons, we believe that our directors and executive officers have complied with all filing requirements applicable to them except that on one occasion, a Form 4 for one reporting officer was filed late. In that case, a stock grant of 3,611 shares was reported two days late. We note we have had one or more stockholders with more than 10 percent ownership during 2022 which are not insiders. These 10 percent owners did not file reports on Form 3, 4 or 5 during 2022.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our By-laws provide that there shall be eight directors. Each year, all members of our board of directors are to be elected. All directors serve for a one-year term.

The following table sets forth certain information with respect to our board of directors as of April 28, 2023:

Name	Age	Position	Director Since (1)
Maurice J. Gallagher, Jr.	73	Chairman of the Board, Executive Chairman	2001
John Redmond	64	Chief Executive Officer, Director	2007
Montie Brewer (2) (3)	65	Director	2009
Gary Ellmer (3) (4)	69	Director	2008
Ponder Harrison (2)	61	Director	2019
Linda A. Marvin (3) (4)	61	Director	2013
Charles Pollard (2) (4)	65	Director	2009
Sandra Morgan (3)	45	Director	2021

(1)Each director serves for a one-year term with all directors being elected at each stockholders’ meeting.
(2)Member of the compensation committee.
(3)Member of the nominating and governance committee.
(4)Member of the audit committee.

Nominees for Election as Directors

All of our directors are to be elected at this annual meeting. The nominating and governance committee of our board of directors has recommended, and our board of directors has approved, the nomination of all existing board members for reelection for a one-year term expiring in 2024. Each elected director will hold office until his or her term expires and until his or her successor is duly elected and qualified.

In accordance with the provisions of our By-laws, each nominee has submitted his or her resignation from the board to become effective if the nominee receives more “against” votes than “for” votes and if the resignation is accepted by the board after consideration and recommendation by the nominating and governance committee.

It is the intention of the persons named in the accompanying proxy form to vote for the election of all nominees unless otherwise instructed. If, for any reason, any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the accompanying proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

Below are the principal occupations and business experience, for at least the past five years, of each nominee. In addition, we indicate below the experience and qualifications which led the board of directors to conclude that each person should serve on the board:

Maurice J. Gallagher, Jr. has been actively involved in the management of our company since he became our majority owner and joined our board of directors in 2001. He served as our chief executive officer from 2003 until June 2022 and was designated chairman of the board in 2006. Since June 2022, Mr. Gallagher has served as executive chairman. Prior to his involvement with Allegiant, Mr. Gallagher devoted his time to his investment activities, including companies which he founded. Mr. Gallagher was one of the founders of ValuJet Airlines, Inc. (the predecessor of AirTran which later merged into Southwest Airlines) and served as an officer and director of ValuJet from its inception in 1993 until 1997. From 1983 until 1992, Mr. Gallagher was a principal owner and executive of WestAir Commuter Airlines.

As the founder of our business strategy and as our chief executive officer for 19 years, Mr. Gallagher provides invaluable strategic direction, innovation and experience to our board.

John Redmond was originally elected to our board in 2007 and served until June 2013, when he resigned to assume a full-time commitment in Australia. After the completion of his commitment, he was once again designated to serve on the board in April 2014 and in September 2016, he was hired as the company's president in which position, he served until August 2022. Mr. Redmond assumed the role of chief executive officer as of June 1, 2022. From January 2013 until April 2014, Mr. Redmond served as managing director and chief executive officer of Echo Entertainment Group, Ltd., a gaming and hospitality company. From 2007 until January 2013, Mr. Redmond devoted his time to his private investments. Mr. Redmond served as president and chief executive officer of MGM Grand Resorts, LLC and a director of its parent company, MGM Mirage, from 2001 until 2007. Prior to that, he served as co-chief executive officer and a director of MGM Grand, Inc. from December 1999 to March 2001. He was senior vice president of MGM Grand Development, Inc. from 1996 to 1999. He served as vice-chairman of MGM Grand Detroit, LLC from 1998 to 2000 and chairman from 2000 until 2007. Prior to 1996, Mr. Redmond was senior vice president and chief financial officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond has served as a director of Vail Resorts, Inc. since 2008.

Mr. Redmond’s prior experience as chief executive officer of MGM entities and extensive prior experience with other resorts provide a travel industry perspective not shared by the other members of our board. With the development of Sunseeker Resorts, Mr. Redmond’s input is particularly valuable to our board.

Montie Brewer was elected to our board in 2009. Mr. Brewer served in senior management roles for Air Canada from 2002 until 2009, serving as its president and chief executive officer from 2004 until 2009. Mr. Brewer served on the board of directors of Air Canada from 2004 until 2009. Prior to Air Canada, Mr. Brewer served as senior vice president-planning for United Airlines and previously worked at Northwest Airlines, Republic Airlines, Braniff and TransWorld Airlines, beginning his employment in the airline industry in 1981. Mr. Brewer served as an executive officer of United Airlines from 1988 until 2002. Mr. Brewer has also served as a director of Finnair since March 2018 and as a director of ID90, an IT provider, since April 2017. Mr. Brewer also served as a director of Radixx International, an IT provider, from 2016 to 2019.

Mr. Brewer is an innovator in airline network, revenue, distribution and retailing which has allowed him to be very helpful and supportive in Allegiant’s strategic and commercial development. Having experience in both legacy and low cost carriers in North America and Europe, Mr. Brewer provides perspectives on the industry not readily available to Allegiant. Mr. Brewer’s prior experience as chief executive officer of Air Canada for more than four years, and his more than 28 years in management positions at multiple airlines, provide the background for a conclusion that he is a valuable addition to our board.

Gary Ellmer was elected to our board in 2008. Mr. Ellmer served in senior management positions for ATA Airlines from 2006 until February 2008, serving as chief operating officer from September 2007 until February 2008. Mr. Ellmer served as president and chief operating officer of Executive Airlines/American Eagle Caribbean from 2002 until 2006. From 1998 until 2002, he served in various officer positions for American Eagle Airlines, Business Express Airlines and WestAir Commuter Airlines. Mr. Ellmer is an eight-year veteran of the United States Marine Corps.

Mr. Ellmer’s service as chief operating officer of three airlines, and more than 27 years of experience in the airline industry, provide significant experience with regard to all facets of airline operations, including safety management, safety system development, reliability systems design, labor relations, pilot and technician training programs, FAA interface and regulatory procedures, quality control systems and procedures, maintenance and engineering systems and procedures, accident and incident prevention, accident and incident control, and development and testing of emergency response plans. This experience supports a conclusion that he should continue to serve on our board.

Ponder Harrison was elected to our board in October 2019. Mr. Harrison previously served as an executive officer of the Company from 2002 until 2009, during which period he was responsible for marketing and sales, pricing and revenue management, inflight and people services, distribution and e-commerce strategies. Mr. Harrison continued to consult with the Company from 2009 until March 2017. Since then, Mr. Harrison has devoted his time to philanthropic activities and his personal investments. He joined the national Parkinson’s Foundation board of directors in April 2019. In addition, Mr. Harrison has served as an executive partner of Comvest Partners since March 2018 and has been a strategic advisor to Franklin Templeton’s Blackhorse Industrial Technology Fund since September 2017. Mr. Harrison was President of Corporate Aircraft Partners, Inc. from 2001 through 2002. In 1999, he co-founded Virtual Premise, Inc., which was a leading SaaS provider of commercial real estate information management solutions. He served as its Chairman and CEO until its acquisition by CoStar Group, Inc. in 2011.

Earlier in his career, Mr. Harrison was vice president of sales and marketing for ValuJet Airlines from its commencement of business in 1993. After its merger with AirTran, he served as senior vice president of marketing until 1998. Before joining ValuJet, Mr. Harrison worked in various management roles at Delta Air Lines from 1983 through 1992.

Mr. Harrison also brings a diverse background and maintains a core-competency in technology and enterprise software development, having served as a founder, CEO and Chairman of a successful SaaS enterprise company. Providing additional benefit to this end, Mr. Harrison is an active private investor in the global industrial technology market segment while also serving as an Advisor to Franklin Resources’ Blackhorse Fund, a venture and private equity investment entity.

Mr. Harrison’s extensive experience in the airline business and in sales and marketing substantiated his addition to the board in 2019 and his value to the Company on an ongoing basis.

Linda A. Marvin was elected to our board in 2013. Ms. Marvin served as chief financial officer of the Company from 2001 until 2007. Since then, Ms. Marvin has dedicated her time to philanthropic activities and her private investments. She served as an officer of The Animal Foundation from 2010 until 2013 and served as its chairman from 2013 until 2016. She is also a member of the United Way's Women's Leadership Council. From 1996 through 2001, Ms. Marvin held various management positions for Mpower Communications, including chief financial officer and senior vice president of finance. Prior to that, she was involved in the airline industry in various finance and accounting roles with Business Express/Delta Connection and with WestAir Commuter Airlines and earlier in her career, served as an audit manager with KPMG Peat Marwick. Since 2018, Ms. Marvin has served on the Board of Advisory Directors of U.S. Bank National Association.

Ms. Marvin’s financial and accounting literacy, leadership expertise, general business knowledge, depth of knowledge of our company, having previously served as our chief financial officer, and her extensive airline industry experience, leads us to conclude she is qualified to serve on, and a valuable addition to, our board.

Sandra Douglass Morgan was selected to fill a vacancy on the board created by an amendment to the By-laws in October 2021. Since July 2022, Ms. Morgan has served as president of the Las Vegas Raiders football team in the National Football League. Ms. Morgan served as an of counsel attorney with Covington & Berling, an international law firm, from November 2021 until July 2022. She has been the owner/manager of Douglass Morgan, LLC, a legal and consulting firm, since January 2021. She is the immediate past Chairwoman of the Nevada Gaming Control Board, having served in that position from January 2019 until November 2020. She was appointed to this role by Governor Steve Sisolak and is the first African-American to have served as Chair. Ms. Morgan was previously appointed to the Nevada Gaming Commission by Governor Brian Sandoval in April 2018. While serving as a Commissioner, Ms. Morgan also served as Director of External Affairs for AT&T Services, Inc. from September 2016 to January 2019 and was responsible for managing AT&T’s government and community affairs in Nevada. She previously served as the City Attorney for the City of North Las Vegas from 2008 to 2016 and was the first African-American City Attorney in the State of Nevada. Prior to her public service with the City of North Las Vegas, Ms. Morgan served as Litigation Attorney for MGM Mirage (now known as MGM Resorts) from 2005 to 2008. Ms. Morgan previously served as an Athletic Commissioner on the Nevada State Athletic Commission and served on the board of directors for Jobs for Nevada’s Graduates.

Ms. Morgan has also served as an independent director with Fidelity National Financial, Inc. (NYSE:FNF) a leading provider of title insurance and transaction services to the real estate and mortgage industries, since November 2020 and served as an independent director of Caesars Entertainment, Inc. (NYSE:CZR) a geographically diversified gaming and hospitality company, from November 2021 until July 2022.

Ms. Morgan’s experience in highly regulated industries and the hospitality industry provides skills of unique value to the board particularly as we expand our hotel efforts with Sunseeker. In addition, her regulatory experience and local government experience as a former Chief Legal Officer of a municipality provides further benefit for the Company with regard to policy, rule making, and land use matters.

Charles W. Pollard was elected to our board in 2009. Mr. Pollard served in various executive positions for Omni Air International from 1997 until 2009, including as its president and chief executive officer from January 2007 until September 2008. Prior to his employment with Omni Air International, Mr. Pollard served in various executive positions for World Airways from 1987 until 1997, including as president and chief executive officer from 1993 to 1997. Mr. Pollard began his career as an attorney in the corporate practice group of Skadden, Arps, Slate, Meagher & Flom LLP from 1983 to 1987. Mr. Pollard served as a director of Air Partner, PLC from 2009 through 2014, and has served as a director of Aircastle Limited since 2010.

Mr. Pollard’s CEO experience in two airlines is relevant to the challenges of growing our company. His experience on the board of Aircastle Limited, a global aircraft leasing group, where he chairs both the compensation committee and the risk and governance committee, provides our board insights into aircraft markets. His law firm experience in corporate finance and mergers and acquisitions provides depth in those areas.

Our board of directors recommends that stockholders vote FOR each of the nominees to our board of directors. Please note that proxies cannot be voted for more than eight directors.

Board Skills Matrix

The table below summarizes the key skills and experience of each of our board nominees that are most relevant to their board service with us. The skills and experience categories reflect self-identification by the board members. The fact that a specific area of focus or experience is not designated does not mean the board member does not possess that skill or expertise.

	Gallagher	Brewer	Ellmer	Harrison	Marvin	Morgan	Pollard	Redmond
Branding/marketing/data analytics/consumer products		●		●				●
Business development/M&A		●		●				●
Digital marketing				●
ESG						●
Diversity, equity & inclusion						●
Government/regulatory/legal	●					●	●
Operations			●				●
Safety		●	●
Strategic planning	●	●		●		●		●
Senior leadership	●	●	●	●	●	●	●	●
Airline/transportation	●	●	●	●	●		●	●
Finance/capital	●			●	●			●
Accounting					●
Risk Management			●			●		●
Information technology	●	●		●
Global business		●					●
Public company board membership (with other companies)		●				●	●	●
Media/communications				●
Corporate governance			●			●	●	●
We intend to offer training sessions with outside consultants to further strengthen the input and oversight from board members and, in particular, in those areas where our board members may not have substantial experience.

Board Diversity

Board Size
Total number of independent directors	6

Gender	Male	Female
Number of independent directors based on gender identity	4	2

Number of independent directors identifying in the categories below
Black or African-American	—	1
White	4	1

Director Independence

Our board of directors has determined that all of our directors, other than Maurice J. Gallagher, Jr. and John Redmond, are independent under the rules of the Nasdaq Stock Market. As neither Mr. Gallagher nor Mr. Redmond serve on any of the board’s committees, all committee members are independent under the rules of the Nasdaq Stock Market.

Committees of the Board of Directors

We have a standing audit committee, compensation committee and nominating and governance committee. Each committee has the right to retain its own legal and other advisors.

Audit Committee

The audit committee is currently comprised of Gary Ellmer, Linda Marvin and Charles Pollard, each of whom is independent under the rules of the Securities and Exchange Commission and the Nasdaq Stock Market listing standards. Linda Marvin has been identified as the audit committee financial expert and serves as the chairperson of the committee. Our audit committee met five times during the 2022 year, including action taken by the committee as part of a full board meeting.

Our board of directors has adopted a charter for the audit committee setting forth the structure, powers and responsibilities of the audit committee. A copy of the audit committee charter can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found. Pursuant to the charter, the audit committee will be comprised of at least three members appointed by the board of directors, each of whom shall satisfy the membership requirements of independence, financial literacy or accounting or financial expertise as prescribed by applicable rules.
The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management.
Compensation Committee

The compensation committee is comprised of Montie Brewer, Ponder Harrison and Charles Pollard, each of whom is a non-employee director and is independent under the Nasdaq Stock Market listing standards. Our compensation committee met five times during the 2022 year, including action taken by the committee as a part of full board meetings.

Our board of directors has adopted a charter for the compensation committee setting forth the structure, powers and responsibilities of the compensation committee. A copy of the charter of the compensation committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found.
The compensation committee determines our compensation policies and forms of compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our named executive officers. In addition, the compensation committee reviews and determines stock-based compensation for our directors, officers, employees and consultants, and administers our long-term incentive plan. Our chairman of the board, Maurice J. Gallagher, Jr., provides input to the compensation committee in making compensation decisions for our other executive officers.

Nominating and Governance Committee

The nominating and governance committee is authorized and empowered to submit to the entire board of directors for its approval, the committee’s recommendations for nominees to the board of directors. The nominating and governance committee consists of Montie Brewer, Gary Ellmer, Linda Marvin and Sandra Morgan. All of the current members of our nominating and governance committee are independent under the rules of the Nasdaq Stock Market. Our nominating committee met one time during the 2022 year.

The responsibilities of the nominating and governance committee are to identify individuals qualified to become board members, recommend director nominees to the board of directors prior to each annual meeting of stockholders, and recommend nominees for any committee of the board. In April 2022, the nominating committee adopted changes to its charter to expand its role to that of a nominating and governance committee. The additional responsibilities added are in the areas of developing corporate governance guidelines, oversight of ESG risks and goals, review performance of board members and review of stockholder proposals. A copy of the charter of the nominating and governance committee can be found on our website at www.allegiant.com by clicking on “About Allegiant,” then “Investor Relations,” then “Corporate Governance” under which the “Committee Charters” are found.

To fulfill its responsibilities, the nominating and governance committee will periodically consider and make recommendations to the board regarding what experience, talents, skills and other characteristics the board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the nominating and governance committee will evaluate each incumbent's continued service, in light of the board’s collective requirements, at the time such director comes up for reelection. When the need for a new director arises (whether because of a newly created board seat or vacancy), the nominating and governance committee will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates. The nominating and governance committee will review the qualifications of each candidate. Final candidates will generally be interviewed by our chairman of the board and one or more other board members. The nominating and governance committee will then make a recommendation to the board based on its review, the results of interviews with the candidate and all other available information. Our board makes the final decision on whether to invite the candidate to join the board.
The nominating and governance committee’s charter provides general qualifications nominees should meet. These qualifications include the following:

•Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing experience in areas that are relevant to our business activities.
•Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, which would reasonably be expected to adversely affect his or her ability to perform the duties of a director.
•A director should disclose the director’s consideration of new directorships with other organizations so that the board can consider and express its views regarding the impact on the director’s service to us. The nominating and governance committee and the board will consider service on other boards in considering potential candidates for nomination to stand for election or re-election to our board. Current positions held by directors may be maintained unless the board determines that doing so would impair the director’s service to our board.

Any stockholder may nominate a person for election as a director at a meeting of stockholders at which the nominating stockholder is entitled to vote by following certain procedures. These procedures generally require that certain written information about the nominee and nominating stockholder be delivered or mailed and received at our principal executive offices, to the attention of our corporate secretary, not less than 120 calendar days in advance of the date of the annual meeting.

In addition, the nominating and governance committee will consider for inclusion in the board’s annual slate of director nominees, candidates recommended by significant, long-term stockholders. A significant long-term stockholder is a stockholder, or group of stockholders, that beneficially owned more than five percent of our voting stock for at least two years as of the date the recommendation was made, and at the record date for the stockholder meeting. In order for such a nominee to be considered for inclusion with the board’s slate, the nominating stockholder shall submit a timely nomination notice in accordance with the procedures above. The nominating stockholder should expressly indicate in the notice that such stockholder desires that the board and nominating and governance committee consider the stockholder’s nominee for inclusion with the board’s slate of nominees for the meeting. The nominating stockholder and stockholder’s nominee should undertake to provide, or consent to our obtaining, all other information the board and nominating and governance committee request in connection with their evaluation of the nominee.

A stockholder nominee submitted for inclusion in the board’s slate of nominees should meet the criteria for a director described above. In addition, in evaluating stockholder nominees for inclusion in the board’s slate of nominees, the board and nominating and governance committee may consider all information relevant, in their business judgment, to the decision of whether to nominate a particular candidate for a particular board seat, taking into account the then-current composition of our board. The nominating and governance committee would expect to use the same procedures to evaluate nominees for director whether recommended by a stockholder or recommended by another source. To date, we have not received any board nominee recommendations from stockholders.

Our board has determined that we are benefited by having a relatively small board with directors with substantial relevant industry experience. The board does not anticipate any imminent changes to the composition of the board, but expects the nominating and governance committee to consider diversity as well as relevant industry experience in identifying nominees for director in the future.

The nominating and governance committee continues to evaluate its policies and procedures regarding stockholder nominations in light of changing industry practices and regulation. The policies and procedures described above are subject to change.
Stockholder Proxy Access
We believe our By-laws balance proxy access provisions which are consistent with public companies which have adopted proxy access and our board governance structure and particular circumstances. We believe these provisions provide meaningful, effective and accessible proxy access rights to our stockholders, and balance those benefits against the risk of misuse or abuse by stockholders with special interests that are not shared by all or a significant percentage of our stockholders. Our proxy access provisions permit a stockholder, or a group of stockholders (an unlimited number), owning five percent or more of the Company’s stock for at least three years to nominate and include in the Company’s proxy materials for an annual meeting of stockholders up to 20 percent of the board (or if such amount is not a whole number, the next lower whole number, but not less than one director) if such nominating stockholders and nominee satisfy the requirements set forth in our By-laws.

Meetings of our Board of Directors

Our board of directors met seven times during the 2022 year. Each of our incumbent directors attended at least 75 percent of the total of all board and committee meetings he or she was entitled to attend during the 2022 year, only two of our directors having missed only one meeting each during the year.

It is our policy to encourage board members to attend each annual meeting of stockholders so that the board is adequately represented. As our annual meeting of stockholders is not held coincident with any board meeting so as not to distract from the business of the board, three of the members of our board of directors attended our annual stockholders’ meeting in 2022.

Independent members of our board may be contacted by letter directed to the named member in care of Allegiant Travel Company, Corporate Secretary, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. The sealed envelope will be sent on to the addressee by our corporate secretary.
Board Leadership Structure

We believe our former chief executive officer, Maurice Gallagher, Jr., has been well suited to serve as chairman of the board, as he is our second largest stockholder and he has led the development and implementation of our business strategy since he acquired a majority interest in the Company in 2001. As chairman, Mr. Gallagher has provided clear direction for both the operations of our Company and board deliberations, and as a result of his stock ownership position and his service without any base compensation, his interests are fully aligned with those of our stockholders.
As of June 1, 2022, the roles of chairman of the board and chief executive officer were split as Mr. Gallagher continues in the role of chairman of the board and Mr. Redmond has assumed the duties of the chief executive officer.

Our board has established the role of lead independent director. The lead independent director is rotated among the independent board members as all of our outside directors have extensive relevant industry and executive experience. Gary Ellmer currently serves as lead independent director. It is expected that each lead independent director will serve for a one-year or two-year term until his or her successor assumes those responsibilities. The lead director’s responsibilities are to: (a) preside at and establish the agenda for executive sessions of the non-management directors and any other meetings of non-management directors; (b) communicate feedback to the chairman following executive sessions; (c) preside at all meetings where the chairman is not present or where the chairman could be perceived as having a conflict of interest; (d) consult with the chairman concerning board meeting agendas; (e) serve as liaison between the chairman and non-management directors as appropriate; (f) call meetings of the non-management directors, if appropriate; and (g) perform such other duties as may be delegated to him or her by the chairman, the full board or the independent directors.
The board conducts a self-assessment process each year and seeks to address any issues identified in the process.
The independent directors meet outside the presence of the executive officers on the board on a quarterly basis. Further, it is important to note that all of our directors are elected annually, the board receives updates on our operating strategies from the chief executive officer and other members of senior management at each quarterly board meeting, and financial information is provided to directors on a monthly basis. The board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-management directors.
Risk Oversight

While risk management is the primary responsibility of our management team, our board of directors is regularly involved in the oversight of the most material risks faced by us and monitors areas of risk as a routine board agenda item. Of the eight members on the board, six are independent directors, and each of these has extensive experience in managing companies in the travel industry, having each served more than ten years in executive or finance positions with airlines. Bringing this exceptional depth of experience, the board is involved in all critical decisions regarding strategic direction, choice of aircraft, significant aircraft purchase transactions, finance transactions, the development of a hotel resort, application of cash to stock repurchases or payment of dividends, fuel hedging opportunities, any merger and acquisition opportunities, and any other material Company decisions outside of the ordinary course of our operations.

One area of risk oversight relates to our operations and the maintenance and safety of our aircraft. In this regard, our senior operations personnel make a presentation to the board at or prior to each quarterly board meeting. The airline experience of our board allows it to meaningfully participate in the oversight of this risk area.

Our board committees, which are comprised solely of independent directors, also participate in risk oversight.

The audit committee oversees risks related to our financial reporting and internal controls with quarterly meetings, including private sessions with our outside auditing firm, our internal audit personnel, and management responsible for financial accounting. Audit committee approval is also required for any related party transactions.

Our board, and the compensation committee in particular, manages the risk inherent to our compensation programs. Our board believes the risk associated with our compensation programs has been reduced to a large extent as management’s interests are aligned with those of our stockholders since the value of stock grants is based on the stock price, there is a cash bonus potential for our successor chief executive officer based on meaningful stock price appreciation and the vesting schedule associated with stock grants incentivizes long-term growth rather than short-term risk taking. In addition, the majority of executive compensation is paid through equity grants under which the value depends on the value of our stock. Further, our stockholders have not suffered any dilution from equity grants as the number of shares repurchased by us under stock repurchase plans over the years has exceeded the number of shares subject to equity grants.

Even when the oversight of a specific area of risk has been delegated to a committee, the full board may maintain oversight over such risks through regular reports from the committee to the full board.

Environmental, Social Responsibility and Governance Practices

During 2022, we began the process of developing a comprehensive ESG program. We issued our inaugural environmental, social, and governance sustainability report, which can be found at ir.allegiantair.com. Information contained in the sustainability report is not incorporated by reference into, and does not constitute a part of, this proxy statement. This report outlines our disclosures pertaining to material topics identified by key stakeholders. Material topics were identified through a materiality assessment. This assessment considered benchmarked material ESG topics across our industry, the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) frameworks, third-party rating and ranking methodologies, as well as responses from more than 400 stakeholders including customers, employees, suppliers, shareholders and community partners. Based on survey and interview results, we identified the following topics as material to Allegiant:

–Environmental: Emissions, Energy, Waste and Hazardous Materials
–Social: Product Quality and Safety, Accident and Safety Management, Human Rights, Benefits and Work-Life Balance, Non-Discrimination, Employee Health and Safety, Employment, Diversity, Equity and Inclusion, Employee Training and Development, Labor Management, Local Job Creation, Response to COVID
–Governance: Business Ethics and Integrity, Anti-Corruption, Competitive Behavior, Data Security, Customer Privacy

These material topics will guide the development of our future ESG targets and annual ESG reports.

Environment

During 2023, we will work to solidify our environmental goals, which will be included within our 2022 sustainability report to be issued during the second half of 2023. Our environmental goals will likely center around emission reduction and fuel efficiency strategies.

To date, we have made significant improvements in fuel efficiency. Over the past decade, we have reduced our CO2e emissions intensity, defined as CO2e tons per one thousand revenue passenger miles, by more than 20 percent. Our agreement to purchase 50 newly manufactured Boeing 737 MAX aircraft powered by LEAP 1B engines, with the option to purchase an additional 50 aircraft, will help to further reduce our emissions intensity in the coming years as these aircraft are expected to burn up to 20% less fuel on a per passenger basis than our existing, used Airbus fleet, while offering increased seating density.

In addition to the fleet announcement, we made several other investments during 2022 to address emissions intensity. These investments included:

a.Ensuring new aircraft are retrofitted with ACRO 6 seats, which are lighter compared to those in our existing fleet
b.Installing sharklets on eligible A320 aircraft new to our fleet, which reduce the induced drag caused by lift
c.Purchasing our new spare engines from original equipment manufacturers to include a performance package that helps reduce fuel consumption by 1.5%.

A full review of our environmental strategy can be found within our 2021 Environmental, Social, and Governance report.

Social

Allegiant team members are at the heart of our growing business, enabling us to effectively serve our customers on nonstop routes touching down in over 125 cities. Our relationships with communities allow us to establish deep roots while increasing our ability to deliver high-value, low-cost experiences. We do all we can to help our team members soar because they are essential to making us the innovative, successful company we are today. They know they can depend on us for a diverse, equitable and inclusive workplace that respects their well-being and professional development. No matter the role, we value their service.

Our environmental, social, and governance report outlines Allegiant’s efforts surrounding employee well-being, diversity, equity, and inclusion, community outreach, employee training, passenger and employee health and safety, accident and incident mitigation, and human rights. We included transparency around employee demographics, such as age, gender, training, and diversity. We will work in 2023 to formulate goals for continual improvement in some of these areas.

Governance

Implicit in our working philosophy is the importance of sound corporate governance. This starts at the top with our board of directors and is evident throughout our management team, team members and suppliers. Our board of directors sets high standards for our team members, officers and directors. In governing Allegiant, our independent board members serve on three committees that define their responsibilities: audit, compensation and nominating and governance. Directors serving on the board’s nominating and governance committee oversee and review our ESG-related risks and goals, including establishing ESG metrics, targets and disclosures.
Code of Ethics

We have adopted a Corporate Code of Conduct and Ethics (the "Code of Ethics") that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as to other directors, officers and employees of ours. Our Code of Ethics includes provisions regarding our work environment and human rights, reemphasizing our commitments to diversity, inclusion, non-discrimination and anti-harassment. The Code of Ethics is posted on our website (www.allegiant.com) and is available in print free of charge to any stockholder who requests a copy. Interested parties may address a written request for a printed copy of the Code of Ethics to our senior counsel: Robert B. Goldberg, 1201 N. Town Center Drive, Las Vegas, Nevada 89144. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website.

BOARD AUDIT COMMITTEE REPORT

The audit committee reports to our board of directors and is responsible for, among other things, considering the appointment and compensation of our independent auditors, reviewing their independence, reviewing with the auditors the plan and scope of the audit, monitoring the adequacy of reporting and internal controls, and discussing our financial statements and other financial information with management and the independent auditors. The audit committee acts under a written charter adopted and approved by our board of directors. Our board of directors has determined that none of the members of the audit committee has a relationship with our Company that may interfere with the audit committee’s independence from our Company and management.

Management has primary responsibility for the financial statements and the overall reporting process, including the system of internal controls. The independent auditors audit our financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows prepared in accordance with accounting principles generally accepted in the United States of America, and discuss with the audit committee any issues they believe should be raised. Our independent auditors also issue an opinion as to the effectiveness of our internal control over financial reporting.

In connection with the preparation and filing of our annual report on Form 10-K for the year ended December 31, 2022:

•The audit committee reviewed and discussed our audited financial statements with management. Management has represented to the audit committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
•The audit committee discussed with KPMG LLP, our independent auditors, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communications with Audit Committees) as amended.
•The audit committee received the written disclosures and the letter from KPMG LLP required by the applicable requirement of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with KPMG LLP the independence of that firm as our independent auditors. All audit and non-audit services provided by KPMG LLP were reviewed by the audit committee. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.
•Based on the audit committee’s review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Gary Ellmer	Linda A. Marvin	Charles W. Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of April 28, 2023, are as follows:

Name	Age	Position
Maurice J. Gallagher, Jr.	73	Executive Chairman
John Redmond	64	Chief Executive Officer
Gregory C. Anderson	41	President
Robert P. Wilson III	53	Executive Vice President, Chief Information Officer
Scott DeAngelo	50	Executive Vice President, Chief Marketing Officer
Robert J. Neal	39	Senior Vice President, Chief Financial Officer
Keny F. Wilper	45	Senior Vice President, Chief Operating Officer
Drew Wells	36	Senior Vice President, Chief Revenue Officer

Maurice J. Gallagher, Jr. - as a director, biographical information on Mr. Gallagher is located above.

John Redmond - as a director, biographical information on Mr. Redmond is located above.

Gregory C. Anderson was promoted to president in August 2022. He served as our chief financial officer from April 2019 until January 2023 and as executive vice president from April 2019 until August 2022. Previously, he served as our principal accounting officer from January 2015 until January 2021 and as senior vice president, treasury from January 2017 to April 2019. He joined us in our accounting department in 2010. Prior to joining the Company, Mr. Anderson worked in corporate accounting for U.S. Airways from May 2009 until January 2010 and worked in public accounting for Ernst & Young prior to joining U.S. Airways. Mr. Anderson is a certified public accountant.

Robert P. Wilson III was promoted to executive vice president and chief information officer in June 2018. He had served as interim chief information officer since January 2018 and as our senior vice president, information systems from February 2017 until December 2017; having previously served as vice president, information systems from 2009 until February 2017. From 1995 until 2009, Mr. Wilson served in various positions for CMS Solutions, Inc., a software development and design firm that concentrated in airline operations, last serving as its vice president of operations. Earlier in his career, Mr. Wilson worked in operational positions at three different airlines.

Scott DeAngelo was promoted to executive vice president and chief marketing officer in January 2020. He joined Allegiant as our senior vice president and chief marketing officer in March 2018. Prior to joining Allegiant, Mr. DeAngelo held progressive roles leading product, pricing and data at Worldpay, a premier provider of payments technology and services, from 2011, last serving as head of product, pricing and data from October 2015 to March 2018.

Robert J. Neal was promoted to senior vice president and chief financial officer in January 2023. He served as our senior vice president, corporate finance from February 2021 until January 2023 and served as our vice president, fleet planning and corporate finance from 2016 until February 2021. Mr. Neal has been employed by us in various capacities with ever increasing responsibilities since 2007.

Keny F. Wilper was designated to serve as senior vice president, interim chief operating officer in January 2023 with the "interim" tag being removed in April 2023. He served as our senior vice president - stations and OCC (operations control center) from August 2022 until January 2023, having previously served as a vice president, stations, since 2015. From 2002 until 2015, Mr. Wilper was employed by us in various capacities with ever increasing responsibilities.

Drew Wells was promoted to senior vice president, revenue in February 2021 and was designated chief revenue officer in January 2023. He served as vice president, revenue from March 2018 until February 2021 and as our director of revenue from March 2016 until March 2018. Mr. Wells joined us in May 2011 and worked in financial planning and analysis and in fleet planning before moving to the revenue department.

None of our executive officers is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures in this report.

Our compensation committee is responsible for establishing and implementing our compensation philosophy. Our compensation committee is appointed by our board of directors. Under the compensation committee charter, our compensation committee has the responsibility for determining compensation for our chief executive officer, for any other executive officer who serves on the board and for any of our other named executive officers from the prior year. Our compensation committee also approves all equity grants under our long-term incentive plan.

Our named executive officers for 2022 were:

Maurice J. Gallagher, Jr.	Executive Chairman since June 2022, having served as CEO prior to that
John Redmond	Chief Executive Officer since June 2022, having also served as president until August 2022
Scott Sheldon	President, Chief Operating Officer, EVP prior to August 2022
Gregory C. Anderson	President, Chief Financial Officer
Robert P. Wilson III	Executive Vice President, Chief Information Officer
Scott DeAngelo	Executive Vice President, Chief Marketing Officer

Executive Summary of 2022 Company Performance

Highlights during the year included:

–Our highest ever annual total operating revenue of $2.3 billion, up 25.0 percent as compared to 2019, on a total system capacity increase of 13.9 percent
–Full-year TRASM (total revenue per available seat mile) was 12.50 cents, up 10.8 percent as compared to 2019 on scheduled service capacity increases of 15.2 percent
–Our highest ever annual average ancillary air related revenue per passenger of $67.74
–We made great progress to strengthen our system and operations by:
–Adding more than 850 full-time equivalent employees
–Adding 13 Airbus A320 Series aircraft to our operating fleet
–Adding three new bases in Flint, Michigan, Appleton, Wisconsin and Provo, Utah, increasing the number of our bases to 24
–Investing in the systems implementations discussed in the Business section.
–Planning to induct our new Boeing aircraft
–Acquired over 150 thousand new Allegiant co-branded credit card holders during the year, with over 410 thousand active cardholders at year end
–Added over 2 million Allegiant Allways Rewards® members during 2022, with more than 15 million total members at year end
–Allegiant's co-branded credit card and Allegiant Allways Rewards® were voted as the No. 1 Best Airline Credit Card and Best Frequent Flyer Program in USA Today's 10 Best 2022 Loyalty/Rewards Readers' Choice Awards. Allegiant's co-branded credit card was named the best airline co-branded credit card for the fourth consecutive year
–Named to Newsweek's Top 100 Most Loved Workplaces® list for the second consecutive year
–Donated $100,000 to the American Red Cross for critical disaster relief to communities in the aftermath of Hurricane Ian
–Published the Company's inaugural sustainability report

Compensation Strategy Discussion

We believe we have an exceptional management team, mostly home grown. With our recent management changes announced in first quarter 2023, our senior leadership team now consists of John Redmond (CEO), Gregory Anderson (president), Robert Wilson (CIO), Scott DeAngelo (CMO), Robert Neal (CFO), Keny Wilper (COO) and Drew Wells (chief revenue officer). These seven executive officers have a total of 89 years of experience with us, yet with an average age of only 47 years old. These officers’ experience, record of exceptional performance and relatively young ages make them particularly attractive prospects for other airlines or other employers and also uniquely qualified to lead the Company. These factors underscore our concern and desire to create compelling compensation packages that incentivize our executive officers to generate long-term stock appreciation and to remain with us.

We have hired from outside Allegiant, but only when we were looking for skills outside the airline industry to further our Allegiant 2.0 strategy – such as John Redmond with his expertise in hospitality and Scott DeAngelo, our chief marketing officer. Mr. Redmond also brings years of experience managing larger diverse companies, which should serve us well as we grow and pursue our planned initiatives.

We did not gain our record of success by repeating the same strategy and business approaches of other airlines. We have intentionally sought to be different and entrepreneurial, exemplified by our sole focus on leisure passengers, our route structure providing nonstop air service from under-served cities, our less than daily frequency of flights on our routes, our emphasis on air ancillary and third-party revenue and by talking directly with our customers thereby avoiding intermediaries such as the global distribution systems (GDS). We would not have had the success we have had if we merely followed the business plan of other airlines.

Similarly, our executive compensation program has not used the same formulas adopted by other airlines and recommended by their compensation consultants. We purposefully do not want our compensation packages to mirror those of other airlines. Our general practice of below market cash base salaries and rewarding performance with cash and stock bonuses has served us well over the years as our performance and executive retention have shown. Now, we have designed a compensation program for our named executive officers (other than our executive chairman) and entered into employment agreements with them which we believe are fully in alignment with the interests of our stockholders. As the value of our stock increases, the amount of compensation increases and likewise, any declines in the value of our stock would have the effect of reducing compensation. The employment agreements are described under "Compensation Packages under New Executive Employment Agreements" below. A significant portion is earned only if there is material stock price appreciation. The new agreements do not fit neatly within the boxes checked by other airlines, their compensation consultants and proxy advisory firms, but we feel these compensation packages are best for our company value and our stockholders. Our performance has been exemplary over the years and we have designed a unique and aggressive executive compensation package intended to retain our talented executive team in this volatile labor environment and it is directly aligned with the interests of our stockholders.

We find ourselves in a unique situation primarily for two reasons:

1.Industry Leader. As an acknowledged industry leader and innovator, we need compensation packages for our leadership team that are competitive and commensurate with their worth to us and in the market.
2.Restrictions on Compensation. The CARES Act restricted compensation to existing senior personnel until April 1, 2023. Ironically, there were no restrictions on compensation should another company seek to hire our managers thereby making it difficult for us to retain our existing senior managers.

In these tumultuous times of the war in Ukraine, high fuel prices, extraordinary labor shortages and high inflation, we believe it is particularly important to assure continuity of our executive team to navigate through these difficult challenges. To that end, in 2022, we executed employment agreements with our named executive officers (other than our executive chairman) that attempt to balance their compensation needs and still be mindful of the expense to the Company. Each of these officers has agreed to base compensation payable only in stock, a cash bonus potential based solely on significant stock price appreciation and stock options with exercise prices well in excess of the current stock price. We believe this approach fully aligns our named executive officer's incentives with those of our stockholders. Under each of these agreements, there is no guaranteed cash compensation other than cash bonus potential based on material stock price appreciation and each will only receive Company stock as his base compensation.

Based on the value of our stock when these agreements were signed, the base compensation stock grants reflect average annual pay over the remaining three years and nine months of the agreement term of approximately $3.0 million for Mr. Anderson, $2.4 million for Mr. DeAngelo and $1.9 million for Mr. Wilson, but all subject to the value of our stock. For reference, our stock price and the value of these base compensation grants have fallen by more than 20 percent between the August 1, 2022 date of the agreements and the April 3, 2023 date as of which the stock grants were issued.

Although these amounts represent increases over their compensation in recent years, the compensation committee believes the amounts of base compensation grants are merited because of enhanced responsibilities, Company performance, individual performance and as a result of their compensation having been capped at 2019 levels over the past three years due to the CARES Act restrictions. In particular, Mr. Anderson’s responsibilities have been greatly increased with his promotion to president; Mr. DeAngelo has led the introduction of our award-winning non-card loyalty program, a dramatic increase in our co-brand credit card revenues and other Allegiant 2.0 initiatives; and Mr. Wilson has been actively involved in various generational information technology system implementations expected to further strengthen our Company.

While we believe these compensation packages are best for us due to the direct alignment of the interests of our named executive officers and our stockholders, our executive officers’ commitment to these agreements underscores their belief in the future prospects of the Company.

2022 Executive Compensation

Our founder Maurice Gallagher, Jr. served as chief executive officer until June 1, 2022. There is no employment agreement in place for Mr. Gallagher. He did not receive any compensation in 2021. For 2022, the compensation committee determined to pay him a cash bonus of $3,000,000 for his efforts these last years.

Prior to June 1, 2022, Mr. Redmond did not receive any 2022 compensation as a result of previous stock grants under his 2019 employment agreement. In April 2022, we entered into a new employment agreement with Mr. Redmond under which he began to serve as chief executive officer beginning June 1, 2022 and the agreement term continues until the end of 2025. Under the agreement, Mr. Redmond is to receive stock grants and cash bonus potential as described under “Compensation Packages under New Executive Employment Agreements.” The employment agreement contemplates the payment of additional compensation in the discretion of the compensation committee for extraordinary performance.

During the period of time after the agreement was signed, the individual heading the construction efforts for Sunseeker Resort resigned and the Resort suffered significant damage from cranes which fell onto the property as a result of Hurricane Ian, in each case, with Mr. Redmond assuming direct responsibility for the oversight of the construction and damage repair, in addition to his duties as chief executive officer.

With Mr. Gallagher’s transition to executive chairman, our reliance on the experienced leadership of Mr. Redmond has become more critical as we continue to execute on our Allegiant 2.0 strategy, expand service internationally through a proposed joint venture with VivaAerobus, introduce a new fleet type with our contract to acquire newly manufactured Boeing MAX aircraft and plan to open our Sunseeker Resort later in 2023.

At the same time, the stock market dropped precipitously with the Amex Airline Index declining by 35 percent from April 1, 2022 (when the new employment agreement was signed) to year end. Our stock price fell similarly during this period. While we fully contemplated that the value of the stock grant would vary up and down with the Company’s and the industry’s performance and on myriad macroeconomic factors, the significant drop in the value of the stock grant in the first nine months of the contract was mostly unrelated to our performance and could not have been reasonably contemplated when the agreement was entered into.

While the stock grants were initially intended to fully compensate Mr. Redmond during the agreement term, these conditions combined to result in significant under compensation to Mr. Redmond. In recognition of these factors and to encourage continued employment by Mr. Redmond without having to resort to selling stock at what we believe to be depressed prices and without Mr. Redmond having to wait until the stock price recovers from the significant overall market decline in due course, the compensation committee decided to pay Mr. Redmond a special cash award of $3.5 million, which is reflected in the Summary Compensation Table.

Our compensation decisions for our other named executive officers for 2022 did not require any discretion. The compensation for these other named executive officers was established to match 2019 total compensation for them under employment agreements entered into in 2020 and to assure compliance with the executive compensation limits to which we agreed by accepting payroll support from the U.S. Treasury under the CARES Act and subsequent legislation. See "Payroll Support Program Limits on Executive Compensation" below.

Compensation Packages under New Executive Employment Agreements

Under his new employment agreement, Mr. Redmond will be compensated in stock with a cash bonus potential determined based on stock price appreciation and with stock options with an exercise price well in excess of current stock prices. As such, his compensation will be based on the value of our stock. It is expected that these stock grants, cash bonus potential based on material stock price appreciation and stock options at materially higher exercise prices (when compared to the stock price when the agreement was signed) will constitute the entire amount of compensation for Mr. Redmond through the term of this contract (with an exception for discretionary cash bonuses as determined by the compensation committee for extraordinary efforts and an exception for a possible Sunseeker formula bonus for Mr. Redmond).

Under the employment agreement and related equity grant agreements, the sole base compensation to Mr. Redmond will be equity grants of 26,333 shares of restricted stock in 2022 plus an additional 98,167 shares of restricted stock granted in April 2023. The restricted stock will vest over the term of the agreement, subject to prorata acceleration upon death, disability, termination of employment without cause or upon a resignation with good reason.

Mr. Redmond will be eligible to receive a cash bonus based on stock price performance and based on a certain number of shares for each calendar year. The numbers of shares on which the cash bonus will be based are 13,000 shares for 2023, 14,000 for 2024 and 15,000 for 2025. The cash bonus would be equal to the number of shares for each year multiplied by the stock price target met for such year with a percentage (75%, 50% or 25%) to be paid if the average stock price exceeds the target price less $10, $20 or $30, respectively. The full stock price targets for purposes of the cash bonus are $230 for 2023, $260 for 2024 and $300 for 2025. These targets are from 122% to 187% of our stock price as of April 1, 2022 when the agreement was signed. The stock price thresholds were established by our compensation committee to be meaningful stretch goals for our chief executive officer to strive for, consistent with creating stockholder value. As a result, partial cash bonuses can be earned only if our average stock price exceeds $200 in 2023, $230 in 2024 and $270 in 2025, in each case, material stock price appreciation over our stock price at the time the agreement was entered into. In determining eligibility for the cash bonuses, the stock price attained would be the average closing price of our stock over any 20 consecutive trading day period during the last six months of each year.

In 2022, Mr. Redmond also received stock options to purchase a total of 54,000 shares, with the total broken down into a certain number of shares for each calendar year and exercisable only during such calendar year. The number of shares and exercise prices for these options are 12,000 shares at $195 per share for 2022 (which expired unexercised), 13,000 shares at $230 per share for 2023, 14,000 shares at $260 per share for 2024 and 15,000 shares at $300 per share for 2025.

Mr. Redmond may also be entitled to a formula performance bonus based on the operating results of the Sunseeker Resort – Charlotte Harbor project consistent with his previous employment agreement signed in 2019.

Greg Anderson, Scott Sheldon, Robert Wilson and Scott DeAngelo signed similar new employment agreements as of August 1, 2022, but with the new compensation schedule going into effect as of April 1, 2023, after the expiration of the CARES Act restrictions. The agreements for Messrs. Anderson, Wilson and DeAngelo are described below. Mr. Sheldon resigned from the Company as of April 1, 2023.

These employment agreements are consistent with the compensation program we entered into with Mr. Redmond. The compensation package was designed to offer compelling compensation opportunities (subject to continued employment) to incentivize the retention of our executive officers. We believe the retention of our executive leadership team will be critical as we seek to strengthen the foundation of the Company, to navigate the current economic times and high fuel cost environment, to successfully implement our Allegiant 2.0 business plan and to plan to double the size of our fleet by the end of the decade.

Under the new employment agreement with Mr. Anderson, he began to serve as a president of the Company effective as of August 1, 2022. The employment agreement has a term of four years and five months beginning on August 1, 2022 and expiring on December 31, 2026. Under the employment agreement, Mr. Anderson’s compensation for the period through March 31, 2023 remained the same as under his previous employment agreement with a cash base salary and equity grant intended to match his 2019 compensation to remain compliant with the restrictions on executive compensation imposed by the CARES Act and subsequent government payroll support programs. Consistent with his previous employment agreement, Mr. Anderson received a grant of 10,000 shares of restricted stock upon the expiration of the CARES Act restrictions in April 2023. Beginning on April 1, 2023, Mr. Anderson will not receive any cash base salary, will not participate in our annual cash bonus plan and will not receive any other stock grants during the term of the agreement. Under the employment agreement and related equity grant agreements, the sole base compensation to Mr. Anderson will be equity grants of 84,000 shares of restricted stock in April 2023 plus an additional 13,000 shares of restricted stock to be granted in January 2024. The restricted stock will vest over the term of the agreement, subject to acceleration upon death, disability, termination of employment without cause or upon a resignation with good reason.

Mr. Anderson will be eligible to receive a cash bonus based on stock price performance and based on a certain number of shares for each calendar year. The numbers of shares on which the cash bonus will be based are 6,000 shares for 2023, 7,000 for 2024, 8,000 for 2025 and 9,000 for 2026. The cash bonus would be equal to the number of shares for each year multiplied by the stock price target met for such year with a percentage (75%, 50% or 25%) to be paid if the average stock price exceeds the target price less $10, $20 or $30, respectively. The full stock price targets for purposes of the cash bonus are $170 for 2023, $210 for 2024, $255 for 2025 and $295 for 2026. These targets are from 144% to 251% of our stock price as of August 1, 2022, when this agreement was signed. As a result, partial cash bonuses can be earned only if our average stock price exceeds $140 in 2023, $180 in 2024, $225 in 2025 and $265 in 2026, in each case, material stock price appreciation over our stock price at the time the agreement was entered into. In determining eligibility for the cash bonuses, the stock price attained would be the average closing price of our stock over any 20 consecutive trading day period during the last six months of each year.

As of April 3, 2023 (for the options exercisable in 2023) and January 1, 2024 (for the options exercisable in 2024, 2025 and 2026), Mr. Anderson will also receive stock options to purchase a total of 30,000 shares, with the total broken down into a certain number of shares for each calendar year and exercisable only during such calendar year. The number of shares and exercise prices for these options are 6,000 shares at $170 per share for 2023, 7,000 shares at $210 per share for 2024, 8,000 shares at $255 per share for 2025 and 9,000 shares at $295 per share for 2026.

Under the new employment agreement with Mr. DeAngelo, he will continue to serve as chief marketing officer of the Company. The employment agreement has a term of four years and five months beginning on August 1, 2022 and expiring on December 31, 2026. Under the employment agreement, Mr. DeAngelo’s compensation for the period through March 31, 2023 remained the same as under his previous employment agreement with a cash base salary and equity grant intended to match his 2019 compensation to remain compliant with the restrictions on executive compensation imposed by the CARES Act and subsequent government payroll support programs. Consistent with his previous employment agreement, Mr. DeAngelo received a grant of 7,500 shares of restricted stock upon the expiration of the CARES Act restrictions in April 2023. Beginning on April 1, 2023, Mr. DeAngelo will not receive any cash base salary, will not participate in our annual cash bonus plan and will not receive any other stock grants during the term of the agreement. Under the employment agreement and related equity grant agreements, the sole base compensation to Mr. DeAngelo will be equity grants of 77,000 shares of restricted stock in April 2023. The restricted stock will vest over the term of the agreement, subject to acceleration upon death, disability, termination of employment without cause or upon a resignation with good reason.

Mr. DeAngelo will be eligible to receive a cash bonus based on stock price performance and based on a certain number of shares for each calendar year. The numbers of shares on which the cash bonus will be based are 6,000 shares for 2023, 7,000 for 2024, 8,000 for 2025 and 9,000 for 2026. The cash bonus would be paid based on the same targets and methodology as for Mr. Anderson as described above.

As of April 3, 2023 (for the options exercisable in 2023 and 2024) and January 1, 2024 (for the options exercisable in 2025 and 2026), Mr. DeAngelo will also receive stock options to purchase a total of 30,000 shares, with the total broken down into a certain number of shares for each calendar year and exercisable only during such calendar year. The number of shares and exercise prices for these options are 6,000 shares at $170 per share for 2023, 7,000 shares at $210 per share for 2024, 8,000 shares at $255 per share for 2025 and 9,000 shares at $295 per share for 2026. These exercise prices are from 144% to 251% of our stock price as of August 1, 2022, when this agreement was signed.

Under the new employment agreement with Mr. Wilson, he will continue to serve as chief information officer of the Company. The employment agreement has a term of four years and five months beginning on August 1, 2022 and expiring on December 31, 2026. Under the employment agreement, Mr. Wilson’s compensation for the periods through March 31, 2023 remained the same as under his previous employment agreement with a cash base salary and equity grant intended to match his 2019 compensation to remain compliant with the restrictions on executive compensation imposed by the CARES Act and subsequent government payroll support programs. Consistent with his previous employment agreement, Mr. Wilson received a grant of 7,500 shares of restricted stock upon the expiration of the CARES Act restrictions in April 2023. Beginning on April 1, 2023, Mr. Wilson will not receive any cash base salary, will not participate in our annual cash bonus plan and will not receive any other stock grants during the term of the agreement. Under the employment agreement and related equity grant agreements, the sole base compensation to Mr. Wilson will be equity grants of 60,000 shares of restricted stock in April 2023.The restricted stock will vest over the term of the agreement, subject to acceleration upon death, disability, termination of employment without cause or upon a resignation with good reason.

Mr. Wilson will be eligible to receive a cash bonus based on stock price performance and based on a certain number of shares for each calendar year. The numbers of shares on which the cash bonus will be based are 5,000 shares for 2023, 6,000 for 2024, 7,000 for 2025 and 8,000 for 2026. The cash bonus would be paid based on the same targets and methodology as for Mr. Anderson as described above.

As of April 3, 2023, Mr. Wilson also received stock options to purchase a total of 26,000 shares, with the total broken down into a certain number of shares for each calendar year and exercisable only during such calendar year. The number of shares and exercise prices for these options are 5,000 shares at $170 per share for 2023, 6,000 shares at $210 per share for 2024, 7,000 shares at $255 per share for 2025 and 8,000 shares at $295 per share for 2026. These exercise prices are from 144% to 251% of our stock price as of August 1, 2022, when this agreement was signed.

All stock grants under the new employment agreements for all of these executive officers will be conditioned on continued employment as of the date of grant.

The compensation payable to all executive officers is subject to the limitations on executive compensation under the CARES Act so long as those restrictions continue to apply to the Company.

There will be no cash base salary and no further stock grants for these named executive officers during the term of these contracts – through the end of 2025 for Mr. Redmond and through the end of 2026 for these other named executive officers. Under these employment agreements, each of these named executive officers may be entitled to a discretionary cash bonus as determined by the compensation committee for extraordinary efforts.

These compensation packages were designed to offer compelling compensation opportunities (subject to continued employment) to incentivize long-term stock price appreciation and the retention of these named executive officers.

It is important to note that the committed stock grants for our named executive officers are set in numbers of shares (and not in dollar amounts), which means these named executive officers are fully at risk to reductions in our stock price. Our compensation committee concluded it would be in our stockholders’ interests to establish a fixed number of shares as opposed to a fixed dollar amount to assure alignment between our executives’ compensation and the creation of additional Company value.

Payroll Support Program Limits on Executive Compensation

As a condition of our receipt of funding support under the CARES Act and other payroll support programs in 2020 and 2021, we were subject to the following total compensation limits for any consecutive 12-month period during the period ending on April 1, 2023 (the “limitation period”):

–For employees with total 2019 compensation (generally calculated in accordance with the SEC’s rules governing the total compensation included in the Summary Compensation Table) greater than $425,000, the total compensation during the limitation period cannot exceed the total compensation reflected for the 2019 year
–For employees with total 2019 compensation greater than $3,000,000, the total compensation cannot exceed the sum of $3,000,000 plus half of the excess over $3,000,000 of the total compensation received by the employee in 2019
–In addition to the foregoing limits, for all employees with 2019 total compensation in excess of $425,000, severance or other benefits on termination of employment during the limitation period may not exceed two times the total compensation received by such employee in 2019.

As a result of these restrictions and to conserve cash during the pandemic, we discontinued cash bonuses for our executive officers during 2020, 2021 and 2022 (other than Mr. Gallagher and Mr. Redmond who received cash bonuses for 2022) and issued these other executives officers stock grants and paid base salaries, with total compensation during the limitation period equal to their 2019 compensation. Without making these guarantees to these executive officers, we were concerned we may risk losing our management teams to other companies who would not be restricted in what they could offer.

General Discussion

Consistent with our approach to be different from others in our industry, we have had our two senior-most executives historically paid without a base salary. As such, the interests of these executive officers are totally aligned with the interests of our stockholders.

By accepting grants and loans from the U.S. Treasury under payroll support programs under the CARES Act and subsequent legislation, the amounts we can pay our executive officers was limited. In the case of our named executive officers, compensation was limited to 2019 levels.

The compensation philosophy employed by the Company has been implemented by us without use of any outside compensation consultants.

As our stockholders approved our executive pay policies at our 2022 stockholders meeting with a greater than 97 percent approval, we have not implemented any changes to our pay policies in response to the stockholder vote. An advisory vote on executive compensation is being held again at this year’s stockholder meeting.

Senior management makes recommendations to the compensation committee with respect to the total amount of cash bonuses to be paid, the allocation of the cash bonus pool among officers and employee groups and granting of stock-based awards to management personnel. In 2023, Company-wide cash bonuses will depend on Company profitability, airline-only operating margin and controllable completion. The compensation committee typically asks our chairman of the board Mr. Gallagher to participate in its deliberations concerning approval of cash bonuses payable and stock awards granted. The compensation committee members consider the recommendations from management, and also draw on the committee members' and our chairman's substantial experience in managing companies, in approving bonus levels and stock-based awards.

Compensation Components

Compensation has historically been broken out into the following components:

Base Salary. Neither Mr. Gallagher nor Mr. Redmond has historically received a base salary. The base salaries of our other named executive officers for 2022 were $260,000 per year. Consistent with our below industry base salary policy, the base salary level for these named executive officers was almost 50 percent below the average base salary for similarly titled named executive officers at the other public domestic airlines based on their published 2021 information. These base salary levels are a function of our low-cost strategy. Effective April 1, 2023, none of the named executive officers identified in this proxy statement will receive a cash base salary.

Annual Discretionary Incentive Bonus Program. We structure our annual bonus compensation program to reward named executive officers, other management employees (our vice presidents, director level employees and managers) and other employees for our successful performance, and each individual's contribution to that performance.

The compensation committee determined to award cash bonuses to Mr. Gallagher and Mr. Redmond for 2022 as described above. No cash bonuses were paid to our other named executive officers in 2022 under the employment agreements signed by them in 2020 nor will they participate in the annual cash bonus plan under the new employment agreements signed in 2022.

Long-Term Incentive Program. We believe long-term performance is achieved through an equity ownership culture that encourages long-term performance by our executive officers. Our previous chief executive officer maintains a substantial equity stake in our Company and is one of our largest stockholders. He did not receive any stock grant for 2022. Our current chief executive officer also has a large equity stake in the Company as one of our top 12 stockholders. Our current chief executive officer received a stock grant in 2022 and 2023 under his three-year, nine-month employment agreement. Our other named executive officers received stock grants in 2022 under the terms of the previous employment agreements signed by them in 2020 and assuring them 2022 compensation equal to their 2019 compensation levels to be compliant with the restrictions under the CARES Act and subsequent payroll support programs.

As equity grants have been made to our executive officers each year, the vesting schedule serves as incentive to remain with the Company because employment must continue from year to year to achieve additional vesting for equity grants. Under the new employment agreements signed in 2022, vesting of the annual base compensation stock grants will occur over a three-year period or longer.

Our 2022 Long-Term Incentive Plan generally precludes vesting of performance-based awards beyond pro-rata or actual performance in the event of a change in control.

The use of stock grants and equity-based cash bonuses as the primary compensation of our named executive officers (other than our executive chairman) is intended to foster a culture of performance, in the opinion of the compensation committee and the board, and is intended to incentivize long-term stock price appreciation and the retention of these named executive officers.

We do not restrict any individual executive’s ability to hedge the economic risk of stock ownership.

Risk Mitigation Policies. Our board has approved the following compensation risk mitigating policies:

1.Minimum security ownership of management - to assure proper alignment of the interests of management and those of our stockholders, our board has established minimum stock ownership guidelines for our named executive officers in an amount equal to three times base salary for our chief executive officer and two times base salary for our other named executive officers.

2.Clawback policy - our Compensation Recoupment Policy applies to our executive officers. The policy provides that the compensation committee may require a covered person who engages in detrimental conduct (e.g., fraud or willful misconduct) to reimburse us for all, or a portion of, any cash bonus, incentive payment, equity-based award or other similar compensation received by him or her during the 12 months preceding such detrimental conduct. In addition, if we need to restate our reported financial results to correct a material accounting error, the compensation committee may seek to recover or cancel the excess portion of incentive compensation paid (including through cancellation of equity awards) during the 36-month period preceding the filing of the restatement that is deemed by us to be unearned.

3.Long-Term Incentive Plan - our 2022 long-term incentive plan includes the following risk mitigation provisions:

–Minimum vesting requirements - equity grants must have a minimum one-year vesting requirement except that up to five percent of the shares available under the plan may be exempt from this requirement in the discretion of our board

–Repricing of options is prohibited - we have never repriced any options or stock appreciation rights

–Option and stock appreciation right pricing - the exercise price for options or stock appreciation rights will not be less than the closing price of our stock on the date of grant

–Granting of performance-based awards - the holder will be entitled to pro-rated vesting on a change in control or vesting based on actual performance to the date of change in control unless the award agreement provides otherwise. Our compensation committee retains discretion as to acceleration of vesting of time-based awards.

–Holding period for shares after vesting of shares for chief executive officer – Our chief executive officer will not be able to sell or otherwise transfer shares vesting within the 12-month period following vesting, subject to an exception after a termination of employment under certain circumstances.

4.Limit on Cash Severance Payments – In 2022, our compensation committee approved a policy under which cash severance payments would be limited to three times base salary and prior year cash bonus without stockholder approval.

Other Compensation. Our officers participate in employee benefits generally available to our full-time employees. We have no current plans to make changes to the levels of benefits and perquisites provided for our named executive officers. A significant portion of Other Compensation in the Summary Compensation Table for 2020 and 2021 consisted of dividends on unvested shares of restricted stock. Since we suspended the payment of cash dividends to conserve cash during the pandemic, the amount of such dividends in Other Compensation for named executive officers was zero in 2022.

401(k) Plan. We maintain a 401(k) retirement plan that qualifies as a defined contribution plan under Internal Revenue Code section 401(a) and includes a cash or deferred arrangement that qualifies under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. We make matching contributions for active participants equal to 100 percent of their permitted contributions, up to a maximum of three percent of the participant's annual salary plus 50 percent of their contributions between three percent and five percent of their annual salary. Enhanced matching contributions apply to our pilots under our collective bargaining agreement. Eligible employees are immediately 100 percent vested in their individual contributions and “safe harbor” matching contributions. Neither Mr. Gallagher nor Mr. Redmond participate in the 401(k) plan.

Employee Stock Purchase Plan. The Allegiant Travel Company 2014 Employee Stock Purchase Plan or "ESPP" is intended to meet the requirements of an "employee stock purchase plan," as defined in Section 423 of the Internal Revenue Code. The purpose of the ESPP is to provide eligible employees of our Company with the opportunity to acquire an equity interest in the Company through participation in a payroll deduction-based employee stock purchase plan that is tax qualified under Code

Section 423. Under the ESPP, our employees have an opportunity to acquire our common stock at a specified discount (currently a 15 percent discount) from the fair market value as permitted by Code Section 423. The compensation committee views the implementation of the ESPP as a positive for stockholders, as it more closely aligns the interests of our employees with the interests of our stockholders. Neither Mr. Gallagher nor Mr. Redmond participate in the ESPP.

Compensation Risk. The compensation committee has determined that our compensation programs do not pose significant risk to our Company as management’s interests are aligned with those of our stockholders. All employees (other than our named executive officers) are eligible to participate in the cash bonus program such that employees in any group or function are not included to the exclusion of employees in any other group or function. Further, the cash bonus pool depends on company-wide profitability such that rewards are based on the common goal of profitability. While the cash bonus program encourages short-term profitability, equity-based grants to management employees under the long-term incentive plan encourage long-term success, further reducing compensation risk.

Determination of Equity-Based Award Grant Dates. The compensation committee has the discretion to determine the timing and amount of any equity-based awards. Almost all of the awards in recent years have been in the form of restricted stock and except as set forth in the employment agreements for our named executive officers, are denominated in dollars. As such, the value of the award is not impacted by changes in our stock price due to upcoming announcements or otherwise. In any event, restricted stock grants are awarded at least two days before pricing based on current market value and not issued in advance of disclosure of material non-public information. Stock options have been granted under employment agreements with named executive officers at stock prices well above current prices and these employment agreements were not entered into in anticipation of the disclosure of material non-public information other than disclosure of the employment agreements in a current report on Form 8-K.

Current Frequency of Stockholder Advisory Votes on the Compensation of Our Named Executive Officers. Our board of directors has determined to include a stockholder advisory vote on the compensation of our named executive officers in our proxy materials every year. An annual vote was established in response to the outcome of the “say on pay frequency” advisory vote at the 2017 stockholders’ meeting at which approximately 60 percent of our stockholders voting on the issue voted in favor of annual votes.

An advisory vote on "say on pay" for our named executive officers will occur at every annual meeting of stockholders. A "say on pay frequency" vote is also scheduled for this year’s annual stockholders' meeting.

Compensation of Named Executive Officers and Other Information

The following table shows the cash compensation paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2020 through 2022 to our named executive officers. The table does not include a column for change in pension value or non-qualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed.

SUMMARY COMPENSATION TABLE

Name and Principal Position During 2022	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Maurice J. Gallagher, Jr. (5)	2022	$—	$3,000,000	$—	$—	$—	$3,000,000
Chairman of the Board, Chief Executive Officer and	2021	—	—	—	—	—	—
Executive Chairman	2020	—	—	1,499,833	—	16,447	1,516,280

John Redmond (6)	2022	—	3,500,000	3,835,401	1,214,550	—	8,549,951
Chief Executive Officer and	2021	—	—	—	—	—	—
President	2020	—	—	3,024,720	—	90,519	3,115,239

Scott Sheldon (7)	2022	260,000	—	2,099,894	—	10,400	2,370,294
Executive Vice President,	2021	260,000	—	2,072,101	—	10,400	2,342,501
Chief Operating Officer	2020	232,917	—	2,038,071	—	67,110	2,338,098

Gregory C. Anderson (8)	2022	260,000	—	1,974,906	—	10,400	2,245,306
Executive Vice President,	2021	260,000	—	1,947,605	—	10,400	2,218,005
Chief Financial Officer	2020	232,917	—	1,937,838	—	39,556	2,210,311

Robert P. Wilson III	2022	260,000	—	1,084,934	—	10,400	1,355,334
Executive Vice President,	2021	251,000	—	1,064,944	—	10,040	1,325,984
Chief Information Officer	2020	232,917	—	1,079,820	—	35,791	1,348,528

Scott DeAngelo	2022	260,000	—	909,900	—	—	1,169,900
Executive Vice President	2021	219,000	—	899,991	—	7,665	1,126,656
Chief Marketing Officer	2020	211,250	—	957,698	—	11,902	1,180,850

(1)Cash bonuses under our discretionary incentive bonus plan are reported in the year to which they relate, and are paid no later than the end of the first quarter of the following year. No cash bonuses were paid to any named executive officer for the 2020 and 2021 years.
(2)The dollar amounts in this column represent the grant date fair value of restricted stock awards granted, as calculated in accordance with stock-based compensation accounting standards. The fair value of each of these awards is based on the closing share price of our stock on the grant date. In most cases, the restricted stock vests over a period of three years. Our stock price has declined significantly since the date of each of the stock grants reflected in this column and, as a result, the current value of these stock grants was significantly lower as of December 31, 2022.
(3)In accordance with SEC rules, the dollar amounts in this column represent the grant date fair value of options granted, as calculated in accordance with stock-based accounting standards. The fair value of these options is determined based on a Hull White lattice model. The grant date value of the stock options does not consider the significant decline in the price of our stock since the date of grant. The first tranche of these stock options, which represented approximately 8.2 percent of the grant date value, expired unexercised at the end of 2022 as the options were never in the money.
(4)All Other Compensation consists of our matching contributions under the 401(k) plan for all officers participating in the plan, cash dividends paid on shares of unvested restricted stock and other compensation not reported in other columns of this table. No amount is included in this column for the value of perquisites and personal benefits, including flight benefits, as these benefits did not exceed $10,000 for any executive officer.

(5)Mr. Gallagher served as chief executive officer for the periods presented until June 1, 2022, when he became executive chairman.
(6)Mr. Redmond was promoted to chief executive officer as of June 1, 2022. He continued to serve as president until August 1, 2022.
(7)Mr. Sheldon was promoted to president as of August 1, 2022. He served as chief operating officer for the entire 2022 year. After the end of the year, Mr. Sheldon resigned from the Company.
(8)Mr. Anderson was promoted to president as of August 1, 2022. He served as chief financial officer for the entire 2022 year.

Cash Compensation for Named Executive Officers.

Mr. Gallagher serves without base compensation as a result of his substantial equity interest. Mr. Redmond serves without cash base compensation in accordance with the terms of his employment agreement.

The base salaries for other named executive officers are reviewed and subject to change from year to year. The base salary of each of Messrs. Sheldon, Anderson, Wilson and DeAngelo was increased to $260,000 per year effective in the year in which each was promoted to executive vice president. Each of these executive officers reduced his base salary by 50% temporarily in 2020 as part of our cash conservation efforts during the pandemic. The reduced amounts are reflected in the Summary Compensation Table.

The compensation committee approves all base salary, bonus payments and other compensation payments to executive officers serving on our board of directors and to any other named executive officers from the prior year.

Each of Mr. Gallagher and Mr. Redmond was awarded a cash bonus in 2022 as described in “Compensation Discussion and Analysis.” For 2020, 2021 and 2022, none of our other named executive officers received any cash bonus due to our cash conservation efforts during the pandemic and in accordance with their respective employment agreements.

Other compensation includes cash dividends paid on unvested restricted stock, as well as matching contributions under our 401(k) plan. The amount of matching contribution paid for each executive officer depends on his salary reductions paid into the 401(k) plan.

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules of the SEC, the Company is providing the following information about the relationship of the median of the annual total compensation of all employees of the Company and the annual total compensation of the Company’s CEO.

For 2022, the Company’s last completed fiscal year:

•The median of the annual total compensation of all employees of the Company (other than the CEO) was $50,184;
•The annual total compensation of the Company’s CEO, serving as such on December 31, 2022, as reported in the above Summary Compensation Table, was $8,549,951; and
•Based on this information, for 2022, the ratio of the annual total compensation of the Company’s CEO to the median of the annual total compensation of all employees was 170 to 1.

To identify the median of the annual total compensation of all employees of the Company, as well as to determine the annual total compensation of the Company’s median employee and its CEO, the Company took the following steps:

•The Company determined that, as of December 31, 2022, its employee population, for purposes of determining the median employee under the SEC rules, consisted of approximately 5,664 individuals, whether employed on a full-time, part-time, or temporary basis.
•The Company used a consistently applied compensation measure to identify its median employee by comparing the amount of compensation reflected in its payroll records, as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2022.
•The Company identified its median employee by consistently applying this compensation measure to all of its employees included in its analysis. The Company did not make any cost of living adjustments in identifying the median employee. The Company annualized the compensation for its permanent employees who were not employed for all of 2022.
•After the Company identified its median employee, it combined all of the elements of such employee’s compensation for the 2022 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $50,184.

Pay vs. Performance

In accordance with Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between the total compensation of our principal executive officer (PEO) and our other named executive officers (referred to as Non-PEO NEOs) and our financial performance for the fiscal years shown in the table. For further information on our compensation philosophy, refer to the Compensation Discussion and Analysis section of this proxy statement.
Pay vs. Performance Table

Fiscal year	Summary Compensation Table (1) (2)		Compensation Actually Paid (1) (3)		Average Summary Compensation Total for non-PEO NEOs (4)	Average Compensation Actually Paid to Non-PEO NEOs (5)	Value of $100 Investment from 12/31/2019 Based on:		Net Income (loss)($) in millions (8)	Company-Selected Measure (Airline-Only Operating Margin) (9)
	Total for PEO 1	Total for PEO 2	Total for PEO 1	Total for PEO 2			TSR (6)	Peer Group TSR (7)
2022	$3,000,000	$8,549,951	$1,753,012	$5,956,018	$1,785,209	$185,247	$39.21	$48.03	$2.5	6.0%
2021	—		(49,645)		1,753,287	1,706,998	107.87	74.24	151.9	15.9%
2020	1,516,280		1,224,247		2,253,044	1,739,282	109.14	75.55	(184.1)	(13.7)%
(1) PEOs and NEOs included in these columns reflect the following:

Year	PEO 1	PEO 2	Non-PEO NEOs
2022	Maurice J. Gallagher, Jr.	John T. Redmond	Scott D. Sheldon, Gregory C. Anderson, Robert P. Wilson III, Scott DeAngelo
2021	Maurice J. Gallagher, Jr.		Scott D. Sheldon, Gregory C. Anderson, Robert P. Wilson III, Scott DeAngelo
2020	Maurice J. Gallagher, Jr.		John T. Redmond, Scott D. Sheldon, Gregory C. Anderson, Robert P. Wilson III
(2)Amounts reflect the total compensation for our PEOs, as reported in the Summary Compensation Table (SCT) for the applicable fiscal year.
(3)Amounts reflect the “compensation actually paid” (CAP) to our PEOs, as computed in accordance with Item 402(v) of SEC Regulation S-K. As provided in Item 402(v), certain adjustments (as shown in the table below) were made to each PEO’s total compensation reported in the Summary Compensation Table for each year to determine the compensation actually paid to each PEO for purposes of this disclosure.
(4)Amounts reflect the average compensation for our non-PEO NEOs, as reported in the Summary Compensation Table for the applicable fiscal year.
(5)Amounts reflect the average CAP to our Non-PEO NEOs, as computed in accordance with Item 402(v) of SEC Regulation S-K. As provided in Item 402(v), certain adjustments (as shown in the table below) were made to the Non-PEO NEO's average total compensation reported in the Summary Compensation Table for each year to determine the average compensation actually paid to Non-PEOs for purposes of this disclosure.
(6)"Total shareholder return" (TSR) amounts in this column assume the investment of $100 on December 31, 2019 in Allegiant Travel Company's common shares traded on the Nasdaq Stock Exchange and the reinvestment of all dividends since that date.
(7)The amounts in this column assume the investment of $100 on December 31, 2019 in the Amex Airline Index and the reinvestment of all dividends since that date.
(8)Amounts reflect Allegiant Travel Company's net income (loss) as reported in our audited financial statements for the applicable year.
(9)Amounts reflect Allegiant Travel Company’s airline-only operating margin for each fiscal year. In Allegiant Travel Company's assessment, airline-only operating margin represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to the NEOs to company performance for the most recently completed fiscal year. Airline-only operating margin is calculated by dividing airline operating income by airline operating revenue (with operating revenue and operating income calculated without regard to any non-airline revenue or expenses).

The following amounts were deducted from / added to SCT total compensation in accordance with the SEC-mandated adjustments to calculate CAP to our PEO and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards. The table below does not include a row for change in pension value or non-qualified deferred compensation earnings as none of the named executive officers received any such compensation in the years disclosed.

	PEO 1			PEO 2	Non-PEO NEO Average
	2022	2021	2020	2022	2022	2021	2020
Summary Compensation Table	$3,000,000	$—	$1,516,280	$8,549,951	$1,785,209	$1,753,287	$2,253,044
Less: Fair value of equity awards granted during the year from the Summary Compensation Table	—	—	(1,499,833)	(5,049,951)	(1,517,409)	(1,496,160)	(2,020,112)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year and that are outstanding and unvested at year end	—	—	1,563,879	1,790,381	941,016	1,471,584	2,937,951
Change in fair value of equity awards from value at prior year end for grants made in prior years that remain unvested during the year	(1,142,404)	(17,978)	186,322	(486,438)	(799,540)	(6,663)	105,974
Fair value at vesting date of equity awards granted in fiscal year that vested in fiscal year (1)	—	—	—	1,214,550	—	—	—
Change in fair value from value at prior year end to the vesting date of equity awards granted in prior years that vested during the year	(104,584)	(31,667)	(542,401)	(62,475)	(224,029)	(15,050)	(1,537,575)
Equity awards granted in prior years that were forfeited during the year	—	—	—	—	—	—	—
Dividends or other earnings paid on equity awards during the year (2)	—	—	—	—	—	—	—
Compensation Actually Paid	$1,753,012	$(49,645)	$1,224,247	$5,956,018	$185,247	$1,706,998	$1,739,282
(1)Includes grant date value of options for PEO 2 which were vested as of the date granted. These options expired unexercised at year end as they were never in the money.
(2)No amounts are reflected in this row as dividends on unvested stock awards are included in total compensation.

The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during the period from 2020 to 2022.
The SEC rules mandate the above disclosures of TSR as of the end of each year. Since December 31, 2022 and until April 18, 2023, our TSR increased to approximately $57 compared to the Peer Group TSR which has increased only to approximately $54.

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Airline-Only Operating Margin during the period from 2020 to 2022.

CAP vs. Airline-Only Operating Margin
15.9%
6.0%
(13.7)%
$6.0M
$1.2M
$1.7M
$—M
$1.7M
$1.8M
$0.2M
2020
2021
2022
CAP PEO 1
CAP PEO 2
Avg. CAP Non PEO NEOs
Airline-Only Operating Margin

The foregoing Pay vs. Performance section shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of

1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Tabular List of Most Important Performance Measures

In determining compensation generally and to gauge Company performance, we consider the following to be the most important performance metrics. However, as we described in our proxy statement for our 2022 annual stockholders’ meeting, we signed long-term employment agreements with each of our named executive officers (other than Mr. Gallagher) for retention purposes and to incentivize their focus on long-term stock price performance. Under these agreements, their compensation is largely set and other than stock price performance, their compensation is unaffected by specific Company financial performance. Nevertheless, the below factors are the principal performance metrics we consider.

Most Important Performance Measures

•Operating margin - airline only
•Stock price
•Controllable completion

Grants of Plan-Based Awards

The following table describes grants of plan-based awards to our named executive officers during 2022:

Name	Grant Date	Stock awards: number of shares of stock (#)		Option awards: number of securities underlying options (#)		Exercise price of Option Awards($/sh)	Grant date fair value of stock and option awards ($)(1)
John Redmond	6/1/2022	26,333	(2)				$3,835,401
	6/1/2022			12,000	(3)	$195.00	$99,960
	6/1/2022			13,000	(3)	$230.00	$169,390
	6/1/2022			14,000	(3)	$260.00	$467,600
	6/1/2022			15,000	(3)	$300.00	$477,600
Scott Sheldon	8/1/2022	17,876	(4)				$2,099,894
Gregory Anderson	8/1/2022	16,812	(4)				$1,974,906
Robert Wilson	9/1/2022	11,244	(5)				$1,084,934
Scott DeAngelo	9/1/2022	9,430	(5)				$959,979

(1)As determined as set forth in Note 13 to our consolidated financial statements for the year ended December 31, 2022. Although the table above indicates the full grant date value of the awards, the restricted stock awards granted vest over a three-year period except as noted in footnote 2.
(2)Grant of restricted stock on June 1, 2022 under 2016 Long-term Incentive Plan at a grant date fair value of $145.65 per share. Vests after one year since it serves as his base compensation for that one-year period.
(3)Grant of stock options on June 1, 2022. Each tranche is only exercisable during the specific calendar year (the options with a $195.00 exercise price are only exercisable during 2022; $230.00 exercise price only during 2023; $260.00 exercise price only during 2024; and $300.00 exercise price only during 2025).
(4)Grant of restricted stock on August 1, 2022 under 2022 Long-Term Incentive Plan at a grant date fair value of $117.47 per share in connection with the respective executive's employment agreement.
(5)Grant of restricted stock on September 1, 2022 under 2022 Long-Term Incentive Plan at a grant date fair value of $96.49 per share in connection with the respective executive's employment agreement.

In the past, our compensation committee has considered grants of restricted stock, stock options and stock appreciation rights (SARs) to our executive officers annually, but there were no discretionary grants to our named executive officers as part of their 2021 or 2022 compensation, as our chief executive officer and all of our executive vice presidents received stock grants under their respective employment agreements. No discretionary stock grants are expected in future years for those named executive officers who entered into new employment agreements in 2022.

Except as noted above, the restricted stock grants for 2022 are subject to a three-year vesting schedule to encourage continued employment by the executive officers.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Shares of stock not vested (#)		Market value of shares of stock not vested ($) (1)
Maurice J. Gallagher, Jr.					4,086	(2)	$277,807
					5,510	(3)	$187,312

John Redmond					4,086	(2)	$277,807
					26,333	(4)	$1,790,381
	13,000	(9)	$230.00	12/31/2023
	14,000	(9)	$260.00	12/31/2024
	15,000	(9)	$300.00	12/31/2025

Scott Sheldon					2,248	(2)	$152,842
					7,323	(5)	$497,891
					17,876	(6)	$1,215,389

Gregory C. Anderson					1,839	(2)	$125,034
					6,883	(5)	$467,975
					16,812	(6)	$1,143,048

Robert P. Wilson III					1,124	(2)	$76,421
					3,672	(7)	$249,659
					11,244	(8)	$764,480

Scott DeAngelo					672	(2)	$45,689
					3,103	(7)	$210,973
					9,430	(8)	$641,146

(1)Based on our closing stock price of $67.99 on December 31, 2022.
(2)Unvested restricted stock vesting on January 29, 2023.
(3)Unvested restricted stock vesting one-half on each of January 29, 2023 and 2024.
(4)Unvested restricted stock vesting on June 1, 2023.
(5)Unvested restricted stock vesting one-half on each of August 1, 2023 and 2024.
(6)Unvested restricted stock vesting one-third on each of August 1, 2023, 2024, and 2025.
(7)Unvested restricted stock vesting one-half on each of September 1, 2023 and 2024.
(8)Unvested restricted stock vesting one-third on each of September 1, 2023, 2024, and 2025.
(9)Options only exercisable during the calendar year of their expiry.

Option/SAR Exercises and Stock Vested Table

The following table summarizes the number of option/SARs awards exercised and stock awards vested by our named executive officers in 2022 and the value realized on option/SARs exercise or stock award vesting:

	Option/SAR Awards (1)		Stock Awards
	Shares acquired on exercise (#)	Value realized on exercise ($)	Shares acquired on vesting (#)	Value realized on vesting ($)
Maurice J. Gallagher, Jr.			6,840	$1,174,770	(2)

John Redmond			4,086	$701,771	(2)

Scott Sheldon			2,247	$385,922	(2)
			3,662	$430,175	(3)

Gregory C. Anderson			1,839	$315,848	(2)
			3,442	$404,332	(3)

Robert P. Wilson III			1,124	$193,047	(2)
			1,835	$177,059	(4)

Scott DeAngelo			1,022	$175,529	(2)
			1,551	$149,656	(4)

(1)No options were exercised during 2022.
(2)Based on our closing stock price of $171.75 on January 29, 2022.
(3)Based on our closing stock price of $117.47 on August 1, 2022.
(4)Based on our closing stock price of $96.49 on September 1, 2022.

Employee Benefit Plans

Long-Term Incentive Plan

Our Long-Term Incentive Plan (the “2022 Plan”) was adopted by our board of directors and approved by the stockholders in 2022.

The individuals eligible to participate in our 2016 Plan include our officers and other employees, our non-employee board members and any consultants we engage.

Our 2022 Plan is administered by the compensation committee. This committee determines which eligible individuals are to receive stock-based awards, the time or times when such stock-based awards are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, and the terms and conditions of each award including, without limitation, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding, provided that no option term may exceed ten years measured from the date of grant.

Vesting of any option grant is contingent on continued service with us. Upon the cessation of an optionee’s service, any unvested options will terminate and will be forfeited. Any vested, but unexercised options (i) may be terminated immediately if the optionee is terminated for misconduct, or (ii) if the cessation of service is other than for misconduct, will remain exercisable for such period of time as determined by the compensation committee at the time of grant and set forth in the documents evidencing the option. The compensation committee has the discretion, however, at any time while the option remains outstanding to (i) extend the period of time that the option may be exercisable following the cessation of an optionee’s service (but not beyond the term of the option) and (ii) permit the optionee to exercise options following a cessation of service that were not vested at the time of the cessation of service.

The exercise price for the shares of the common stock subject to option grants made under our 2022 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date.

Some of the terms of the 2022 Plan intended to protect and promote the interests of our stockholders are:

Limit on total shares available for future awards -The maximum number of new shares of common stock available for awards under the 2022 Plan is 2,000,000 shares and, as a result of the fungible ratio described below, a fewer number of shares will be available for issuance under the 2022 Plan if we continue to use restricted stock. Stock appreciation rights which may only be settled in cash will not count against this limit.

Fungible Ratio - The 2022 Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant or restricted stock unit grant, will be counted at 2 times its number for purposes of the plan limit. As a result, only a maximum of 1,000,000 shares of restricted stock may be issued under the 2022 Plan. If a combination of restricted stock grants and stock options (or stock-settled stock appreciation rights) is used, the maximum number would be between 1,000,000 and 2,000,000 shares.

Certain shares not available for future awards - Any shares used by a participant to pay the exercise price or required tax withholding for an award will not be available for future awards under the 2022 Plan. The full number of stock-settled stock appreciation rights will be counted against the plan limit even if a fewer number of shares is delivered upon exercise.

No discounted options or stock appreciation rights - All stock options and stock appreciation rights must be granted with an exercise price or grant price of not less than the fair market value of the common stock on the grant date. As a result, the 2022 Plan prohibits discounted options or stock appreciation rights.

Prohibition on repricing - The 2022 Plan prohibits the repricing of stock options and stock appreciation rights (and other actions that have the effect of repricing). We have never repriced any stock options or stock appreciation rights.

Plan administration - The compensation committee, comprised solely of non-employee directors, administers the 2022 Plan.

Vesting acceleration on a change in control - In the event of a change in control, the vesting of performance-based awards may not be accelerated except to the extent based on actual results through the date of change in control or on a pro rata basis to reflect the portion of the applicable performance period that has elapsed, unless the award agreement provides otherwise.

Vesting of time-based awards on a change in control is not accelerated under any outstanding award agreements, but the compensation committee retains the right do so in its discretion.

Minimum vesting period for awards - The 2022 Plan provides that no awards will vest prior to one year after grant (or, in the case of those awards that vest upon the achievement of performance goals, a minimum performance period of one year) except that the compensation committee may provide for earlier vesting upon a participant’s termination of employment, death, disability or upon a change in control, subject to the above requirement for performance-based awards. The minimum vesting period need not apply for grants of up to five percent of the plan limit to the extent so designated by the compensation committee.

Clawback - The 2022 Plan refers to our executive compensation recoupment policy and provides that awards are subject to the application of that policy and other requirements of law.

Limit on individual grant - No award for more than 100,000 shares may be granted to any individual in any calendar year.

Limits on transferability of awards - The 2022 Plan does not permit options or other awards to be transferred to third parties for value or other consideration.

For accounting purposes, compensation expense related to equity based awards under the 2022 Plan is measured and recognized in accordance with stock-based compensation accounting standards.

Potential Payments upon Termination of Employment and Change in Control

John Redmond held 30,419 shares of unvested restricted stock as of December 31, 2022. Of these shares, 4,086 shares of the restricted stock vest over a three-year period and 26,333 shares vest after one year. The shares are subject to pro rata acceleration upon death, disability, termination of employment without cause or upon a resignation with good reason. If such a termination, resignation, death or disability had occurred on December 31, 2022, Mr. Redmond would have realized approximately $1.3 million from a pro rata acceleration of vesting (through the assumed December 31, 2022 termination date) of his remaining unvested restricted stock (the prorata number of shares to accelerate would have been approximately 19,128 shares), based on the $67.99 closing stock price on that date. In addition, he would continue to receive fringe benefits for a six-month period following any such termination. Under the employment agreement, Mr. Redmond has agreed to a noncompete and a nonsolicitation of employees during his employment and for two years thereafter and a nondisclosure of confidential information during his employment and for a period of three years thereafter.

Under the employment agreements entered into with Scott Sheldon, Gregory Anderson, Robert Wilson and Scott DeAngelo in August 2022 and in effect on December 31, 2022, each of them will receive accelerated vesting of all outstanding equity grants that would have otherwise vested within the next three years and will also receive continuation of base salary through March 31, 2023, and fringe benefits for the balance of the contract term in the event of a termination without cause or resignation with good reason (as those terms are defined in the employment agreements). Accelerated vesting of stock grants will also occur to the same extent upon death or disability. If such a termination or resignation had occurred on December 31, 2022, Mr. Sheldon, Anderson, Wilson and DeAngelo would have realized approximately $1.9 million, $1.7 million, $1.1 million and $0.9 million, respectively, from an acceleration of vesting (through the assumed December 31, 2022 termination date) of his theretofore unvested restricted stock, based on the $67.99 closing stock price on that date. In addition, each would have continued to receive base salary of approximately $22,000 per month for the three months through March 31, 2023, as well as continuing to receive fringe benefits through the end of 2026. Under his respective employment agreement, each of Mr. Sheldon, Anderson, Wilson and DeAngelo has agreed to a noncompete and a nonsolicitation of employees during his employment and for one year thereafter and a nondisclosure of confidential information during his employment and for a period of five years thereafter.

Director Compensation

The members of our board of directors receive an annual cash retainer of $20,000 per year plus an additional $5,000 for each meeting attended and will also be reimbursed for their out-of-pocket expenses.

In October 2022, we granted each outside Director 10,000 shares of restricted stock to serve as their stock-based compensation for the next five years of board service – that is, subject to vesting over the five-year period with any unvested stock to be forfeited if board service does not continue for the entire five-year period for any reason. This effectively represents a grant of 2,000 shares of restricted stock for each year of board service. The number of shares was increased to 2,000 shares per year as a result of our lower stock price and we granted all 10,000 shares of restricted stock to each director in October 2022 to take advantage of the lower stock price for reporting purposes. Prior to October 2022, on the date of each annual stockholders' meeting, each board member (other than executive officers) who is to continue to serve as a board member was automatically granted 1,000 shares of restricted stock, provided such individual has served on our board for at least six months. The restricted shares subject to each annual automatic grant will vest upon the director’s completion of one year of board service measured from the grant date.

The following table illustrates the compensation earned or paid to our non-management directors during 2022 (the stock awards representing compensation over a five year period):

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Montie Brewer	$40,000	$814,510	$854,510
Gary Ellmer	40,000	814,510	854,510
Ponder Harrison	40,000	814,510	854,510
Linda A. Marvin	40,000	814,510	854,510
Charles W. Pollard	40,000	814,510	854,510
Sandra D. Morgan	40,000	814,510	854,510

(1)Excludes expense reimbursements. We reimburse our directors for expenses incurred in attending board meetings.
(2)As required by SEC regulations, the amounts indicated represent the grant date fair value of restricted stock awards granted to each director in 2022 based on the closing stock price on the date of grant. The restricted stock granted includes 1,000 shares granted as of the date of our annual stockholders’ meeting (with a grant date value of $114,110) which will vest on June 22, 2023 plus an additional 10,000 shares granted in October 2022 (with a grant date value of $700,400), which will vest through October 2027. These additional 10,000 shares for each director are to serve as the full amount of stock compensation over that five-year period. If a director fails to serve for the entire five-year period, the unvested amount will be forfeited so that the director will have earned 2,000 shares per year.

In 2022, no director received $10,000 or more in aggregate perquisites or other personal benefits, including the value of flight benefits. We do not provide tax gross-up payments to members of our board of directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee is responsible for, among other things, reviewing and approving salary, bonus and other compensation for our named executive officers, and setting the overall compensation principles that guide the committee’s decision-making. The compensation committee has reviewed the Compensation Discussion and Analysis (“CD&A”) included in this report and discussed it with management. Based on the review and discussions with management, the compensation committee recommended to our board of directors that the CD&A be included in this report.

COMPENSATION COMMITTEE
Montie Brewer	M. Ponder Harrison	Charles W. Pollard

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

RELATED PARTY TRANSACTIONS

For the year ended December 31, 2022, we were party to transactions with entities affiliated with Maurice J. Gallagher Jr., our chairman of the board and executive chairman, that totaled $168,000. These transactions related to jet fuel that was purchased from us at a direct cost-per-gallon reimbursement to the Company.

Since January 1, 2022, we have not been a party to any other transaction in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than five percent of our capital stock or any member of their immediate families had a direct or indirect material interest.

All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or five percent stockholders are affiliated, will be approved by our audit committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted in 2010, we are required to periodically include in our proxy statement and to present at the meeting a non-binding stockholder vote to approve the compensation of our named executive officers, as disclosed in this proxy statement.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement. To that end, we are asking our stockholders to vote “FOR” the following resolution at the 2023 annual meeting of stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2023 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosures.

As provided by law, this vote will not be binding on our board of directors and may not be construed as overruling a decision by our board or create or imply any additional fiduciary duty on the board. The vote will not affect any compensation paid or awarded to any executive.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.

Vote Required

The resolution will be approved if the number of votes cast in favor of the resolution exceeds the number of votes cast in opposition to the resolution. Abstentions and broker “non-votes” will not have any effect on the proposal to approve executive compensation as disclosed in this proxy statement.

Because your vote is advisory, it will not be binding upon us, the compensation committee or our board. However, our compensation committee and our board value the opinions of our stockholders and to the extent there is any significant vote against our compensation practices for our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns when considering future executive compensation arrangements.

Our board of directors believes our compensation policies and procedures achieve our objectives and unanimously recommends that you vote FOR the approval of this resolution. Proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that, not less frequently than once every six years, we enable our shareholders to vote to approve, on an advisory (non-binding) basis, the frequency (one, two or three years) with which the non-binding shareholder vote to approve the compensation of our named executive officers should be conducted. In accordance with these rules, we are requesting your vote to advise us of whether you believe this non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years. Since 2018, we have held a say on pay vote every year. Shareholders last approved an advisory vote on executive compensation in 2017.

The board is recommending an annual advisory vote on executive compensation to allow our stockholders to provide timely, direct input to our executive compensation practices, as disclosed in the proxy statement each year.
Each shareholder’s vote, however, is not to approve or disapprove the board’s recommendation. When voting on this Proposal 3, each shareholder has four choices: vote to hold an advisory vote on executive compensation every year, every two years or every three years, or abstain from voting. The persons named in the accompanying proxy card intend to vote proxies received by them in favor of “every 1 year” unless a different choice is specified.

Effect of Proposal

As an advisory vote, the vote on Proposal 3 is not binding upon the Company and will not create or imply any additional fiduciary duty on the board. The final decision on the frequency of future advisory votes on executive compensation remains with the board. However, the board intends to consider the outcome of the vote as it deems appropriate when considering the frequency of future advisory votes on executive compensation.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and broker “non-votes” will not have any effect on the proposal regarding the frequency of an advisory vote on executive compensation. Because this vote is advisory and not binding on our board, the compensation committee or the Company in any way, our board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Our Board of Directors unanimously recommends that you vote FOR the option of once every one (1) year as the frequency with which shareholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL NO. 4

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of our board of directors has selected KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2023. At the meeting, our stockholders will be asked to ratify the selection of KPMG LLP as our independent registered public accountants for 2023. KPMG has served as our independent registered public accounting firm since 2016.

Although there is no requirement we submit the appointment of independent registered public accountants to stockholders for ratification or that the appointed auditors be terminated if the ratification fails, our audit committee will consider the appointment of other independent registered public accountants if the stockholders choose not to ratify the appointment of KPMG LLP and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if the appointment is ratified, however, the audit committee of our board of directors may, in its discretion, direct the appointment of different independent registered accountants during the year, if the audit committee determines such a change would be in our best interests.
Representatives of KPMG LLP are expected to be available in person or by phone during the annual meeting and while they do not plan to make a statement (although they will have the opportunity to do so), they will be available to respond to appropriate questions from stockholders.
Our board of directors recommends you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accountants.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by KPMG LLP for the audit of our annual financial statements and services that are normally provided by the accounting firm in connection with statutory and regulatory filings were approximately $1,622,000 for the year ended December 31, 2022 and $1,479,000 for the year ended December 31, 2021.

Audit-Related Fees

Fees billed by KPMG LLP for professional services that were reasonably related to the performance of the audits referred to above were $79,500 during 2022 and $8,000 in 2021.

Tax Fees

Fees billed by KPMG LLP for tax compliance, tax advice or tax planning services were $55,000 during 2021. No such fees were billed by KPMG LLP in 2022.

All Other Fees

No such fees were billed by KPMG LLP in 2022 or 2021.

All non-audit services require an engagement letter to be signed prior to commencing any permissible services. The engagement letter must detail the fee estimates and the scope of services to be provided. The current policy of our audit committee requires pre-approval from our audit committee of the non-audit services in advance of the engagement and the audit committee's responsibilities in this regard may not be delegated to management. The audit committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision to the audit committee at its next meeting following the pre-approval. No non-audit services were rendered that were not in compliance with this policy.

PROPOSAL NO. 5

INDEPENDENT BOARD CHAIRMAN

John Chevedden (the “Proponent”) has advised us he plans to present the following proposal (the “Proposal”) at our annual stockholders’ meeting. The Proponent has made several stockholder proposals in recent years, each of which has been defeated by the Allegiant stockholders. The Proposal is included in this proxy statement pursuant to the rules of the SEC. The board and the Company accept no responsibility for the proposal and supporting statement. The Company will promptly provide to any stockholder the address of the Proponent upon receiving an oral or written request from such stockholder to the Company counsel via phone at 702-830-8911 or email at robert.goldberg@allegiantair.com. Proponent has furnished evidence of ownership of no less than $2,000 market value of shares of the Company’s common stock for at least one year prior to the date the proposal was submitted.

As required by SEC rules, the Proponent’s Proposal and supporting statement are quoted verbatim below.

For the reasons set forth by the Company in the section titled “The Board's and Management's Statement in Opposition” following the Proponent’s Proposal and supporting statement, the Company recommends a vote AGAINST the Proponent’s Proposal.
Stockholder Proposal

Proposal 5 — Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the ofﬁce of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and Allegiant. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO and management.

In 2022 John Redmond became Allegiant CEO and Maurice Gallagher remained Chairman. However Mr. Gallagher is not an independent chairman since he is a former Allegiant CEO.

Plus Allegiant has a minimal role for a Lead Director when the same person is Allegiant Chairman and CEO. With Allegiant as soon as a lead director gets up to speed the lead director is rotated out. The main role of the Allegiant lead director is chair certain board meetings and give feedback which can be ignored.

A lead director is no substitute for an independent Board Chairman. A lead director is not responsible for the strategic direction of the company. And a Chairman/CEO can ignore the advice and feedback from a lead director.

Please vote yes:
Independent Board Chairman — Proposal 5

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL

The Board's and Management's Statement in Opposition

Although the Proponent titles his Proposal as “Independent Board Chairman”, Proposal 5 actually requests that we amend our governing documents so that two separate people hold the offices of chairman of the board and chief executive officer. This is a curious proposal at this time as during 2022, we separated the positions of chairman and chief executive officer and we have no plans to combine those positions in the foreseeable future.

The circumstances behind our previous combination of the two roles were unique. Maurice Gallagher was the visionary and founder of our business strategy that was first implemented in 2001. He served as our chief executive officer from 2003 until 2022. He was our largest stockholder until just recently and is now our second largest stockholder owning more than 13 percent of our stock.

No one was more qualified to serve as our chairman and chief executive officer. Although Mr. Gallagher has now stepped down from his role as chief executive officer, there remains no one better qualified or suited to serve as our chairman to oversee our chief executive officer. As in the past, Mr. Gallagher continues to provide invaluable strategic direction, innovation and experience to the role of chairman of the board.

The Proposal does also refer to Proponent’s desire to have an independent chairman, but it is hard to tell whether this is an integral part of his Proposal. Under our circumstances, with Mr. Gallagher serving as chairman, the consequences of changing course and naming an independent chairman would be to have a chairman who is less experienced in our industry and with our Company, less familiar with our business strategy, less invested in the Company and less able to critically oversee our chief executive officer’s performance. We do not believe that would be in our stockholders’ best interest.

As for the Proponent’s Proposal, the roles of chief executive officer and chairman are already separated. There is no reason to tie our hands in the future to address a situation that does not exist.

THE BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL (PROPOSAL 5).

STOCKHOLDER PROPOSALS

We currently expect to hold our 2024 annual meeting of stockholders in June and to mail proxy materials in May 2024. In that regard, stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must submit the proposal to us at our offices at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, Attention: Robert Goldberg, Secretary, not later than January 10, 2024.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write us c/o Robert B. Goldberg, Esq., Senior Counsel, 1201 N. Town Center Dr., Las Vegas, Nevada 89144, or call Mr. Goldberg at (702) 830-8911. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of stockholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

BY ORDER OF THE BOARD OF DIRECTORS,
Robert. B Goldberg,
Secretary

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 20, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 20, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V13123-P91167 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLEGIANT TRAVEL COMPANY

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Maurice J. Gallagher, Jr.	☐	☐	☐
1b. Montie Brewer	☐	☐	☐
1c. Gary Ellmer	☐	☐	☐
1d. Ponder Harrison	☐	☐	☐
1e. Linda A. Marvin	☐	☐	☐
1f. Sandra Morgan	☐	☐	☐
1g. Charles W. Pollard	☐	☐	☐
1h. John Redmond	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Approval of advisory resolution approving executive compensation.	☐	☐	☐

The Board of Directors recommends you vote for the 1 YEAR interval for the following proposal:	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on frequency of votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. Ratification of KPMG LLP as independent registered public accountants.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
5. Stockholder proposal regarding independent board chairman.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V13124-P91167

ALLEGIANT TRAVEL COMPANY
2023 Annual Stockholders Meeting
June 21, 2023 9:00 AM (local time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert B. Goldberg and Rebecca J. Aretos, or either of them, as proxies, with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock held of record on April 24, 2023, at the Annual Meeting of Stockholders to be held on June 21, 2023 at 9:00 a.m. (local time) at the Company's headquarters at 1201 N. Town Center Drive, Las Vegas, Nevada 89144, or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side